UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FBL Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)

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FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF FBL FINANCIAL GROUP, INC.

Date: Thursday, May 14, 2020
Time: 8:00 a.m. Central Daylight Time
Place: FBL Financial Group, Inc. Corporate Headquarters
5400 University Avenue
West Des Moines, IA 50266

AGENDA:

1.	Elect a Board of Directors;
2.	Advisory vote to approve named executive officer compensation;
3.	Ratify the appointment of our Independent Registered Public Accounting Firm for 2020.
At the meeting we will also report on FBL Financial Group’s 2019 business results and other matters of interest to shareholders. Only shareholders who owned stock at the close of business on March 16, 2020 can vote at this meeting or any adjournments that may take place.
On March 31, 2020, we made available to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2020 proxy statement and annual report, and vote, online. The 2020 proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and annual report, if you only received the Notice of Internet Availability of Proxy Materials by mail, or (ii) elect for subsequent years to receive your proxy statement, proxy card and annual report over the Internet, if you received them by mail this year.
Enclosed with this Notice of Annual Meeting is the 2020 proxy statement and proxy card, and the 2019 annual report on Form 10-K as filed with the Securities and Exchange Commission. The annual report on Form 10-K contains all information required to be included with an annual report to shareholders. In addition, you may view our online annual report on our website, www.fblfinancial.com. Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or by telephone, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may date, sign and mail the proxy card in the envelope provided.
Important Note: We intend to hold our annual meeting in person. However, we are actively monitoring the public health and travel concerns relating to the coronavirus (COVID-19) and the protocols that federal, state and local governments may impose. If we determine changes to the date, time, place or procedures for the annual meeting are necessary or advisable, including providing for participation in the meeting by means of remote communication, we will announce any changes on our website, www.fblfinancial.com, under the heading “Investor Relations - News Releases.” We encourage you to check our website prior to the annual meeting if you plan to attend. As always, we encourage you to vote your shares prior to the annual meeting.

By Order of the Board of Directors

/s/ Duane J. Johnson, Jr.
Duane J. Johnson, Jr.
Secretary

March 31, 2020

Notice of Electronic Availability of Proxy Statement and Annual Report
As required by rules adopted by the Securities and Exchange Commission (“SEC”), FBL Financial Group, Inc. (“FBL” or the “Company”) is making this proxy statement and proxy card, and its annual report on Form 10-K, available to shareholders electronically via the Internet. On March 31, 2020, we began mailing our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report, and vote, online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review online all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet.
If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you must request one. There is no charge to you for requesting a paper copy. If you received a paper copy of our proxy materials and want to receive an electronic copy, you must request one. There is no charge to you for requesting an electronic copy.
Please make your request for a paper copy or electronic copy of proxy materials related to the May 14, 2020 shareholders meeting on or before April 30, 2020 to facilitate timely delivery.
You may make your request using one of the following methods:

•	By telephone: 1-800-579-1639

•	By e-mail: sendmaterial@proxyvote.com (if requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number [located on the Notice] in the subject line)

•	By Internet: www.proxyvote.com

QUESTIONS AND ANSWERS

1	Q:	On what may I vote?
	A:	1) the election of four Class A directors;
2) the approval of a resolution regarding named executive officer compensation, on an advisory basis;
3) the ratification of the appointment of our Independent Registered Public Accounting Firm for 2020.

2	Q:	How does the Board recommend I vote on the proposals?
A:
The Board recommends voting as follows:
● FOR each of the nominees for Class A director named in this proxy statement,
● FOR the advisory vote to approve named executive officer compensation,
● FOR ratification of the appointment of the Independent Registered Accounting Firm.

3	Q:	Why are there only four Class A director nominees?
A:
We use the controlled company exemption under New York Stock Exchange (“NYSE”) corporate governance rules. This permits a company with a majority shareholder not to have a majority of its directors be independent and to vary the makeup of certain director committees. This year the Class B common shareholders will elect six Class B directors, and the Class A common and Series B preferred shareholders will elect four Class A directors. The four Class A director nominees include our Chief Executive Officer and three independent nominees.

4	Q:	Who is entitled to vote?
	A:	Shareholders as of the close of business on March 16, 2020 (the record date) are entitled to vote at the annual meeting.

5	Q:	How do I vote?
A:
Depending on the form of proxy or voting instructions you receive, you may follow directions to cast your vote by telephone or over the Internet. Or, if you receive a printed proxy card, you may sign and date it and return it in the pre-paid envelope. If you return your signed proxy card but do not indicate how you wish to vote, your shares will be voted in accordance with the Board’s recommendations. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL’s corporate secretary, 2) voting in person or 3) returning a later dated proxy.

6	Q:	Who will count the votes?
A:
We have retained Broadridge Investor Communication Solutions, Inc. (“Broadridge”) to distribute our proxy materials, receive the proxies and tabulate the results. Broadridge’s report will be reviewed by an employee of our legal department who will be appointed as the inspector of election.

7	Q:	Is my vote confidential?
A:
Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Broadridge. An image of them may be forwarded to us after the meeting. We would not release information identifying individual shareholders unless legally required to do so. We do not receive any identifying information regarding how employees vote Class A common shares held in their 401(k) accounts.

8	Q:	What shares are included in the proxies?
A:
Your proxy represents all of your shares, including those in our direct stock purchase plan administered by our transfer agent, American Stock Transfer & Trust Company. Shares held in custody by Principal Financial Group for the 401(k) plan for employees are represented by a separate voting instruction. If you do not vote by telephone or Internet or return your proxy cards, your shares will not be voted. If employees do not vote by Internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

9	Q:	What does it mean if I get more than one Notice?
A:
If your shares are registered differently and are in more than one account, you may receive more than one Notice. Respond to each Notice to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company, at (866) 892-5627. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a Notice for any shares owned directly.

10	Q:	How many shares can vote?
A:
As of the record date, March 16, 2020, 24,655,302 shares of Class A common stock, 11,413 shares of Class B common stock and 5,000,000 shares of Series B preferred stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 34,666,715 eligible votes as of the record date. The Class A common shareholders and the Series B preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors. The Class A common shareholders and the Series B preferred shareholders vote together as one class, and the Class B common shareholders vote as one class, on all other matters.

11	Q:	What is a “quorum”?
A:
A “quorum” means that holders of shares representing a majority of the outstanding votes are present at the meeting in person or represented by proxy. There must be a quorum for the meeting to be held. Directors must receive a plurality of votes cast to be elected. Proposal Two and Proposal Three must receive more than 50% of the votes cast in each voting group to be adopted. If you submit a properly executed proxy, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions and broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

12	Q:	Who can attend the annual meeting?
A:
Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders at the close of business on March 16, 2020 can vote.

13	Q:	How will voting on any other business be conducted?
A:
Although we do not know of any business to be conducted at the 2020 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, giving your proxy authorizes Craig Hill, FBL’s Chairman, and Dan Pitcher, FBL’s Chief Executive Officer, to vote on such matters at their discretion.

14	Q:	Who are the largest shareholders?
A:
See “Stock Ownership of Certain Beneficial Owners and Management” for information concerning security ownership by each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities as of March 2, 2020.

15	Q:	How are the Class B directors elected?
A:
Only Farm Bureau organizations affiliated with the American Farm Bureau Federation and in whose geographic territory the Company’s insurance subsidiaries use the Farm Bureau name and logo may own Class B common stock. Farm Bureau organizations or their affiliates in fourteen Midwestern and Western states own Class B shares. By agreement, only presidents of the fourteen state Farm Bureau organizations, and one officer of a state Farm Bureau organization, are eligible for nomination as the six Class B directors. The Class B nominating committee is made up of the presidents of the fourteen state Farm Bureau organizations, who meet annually to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B common shareholders have agreed they will vote to elect the named nominees as Class B directors. It is expected that the President and an additional officer of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization remains the largest shareholder.

16	Q:	When are shareholder proposals due for the next annual meeting?
A:
All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by December 1, 2020. You must have held the lesser of $2,000 market value or 1% of the Company’s securities entitled to vote on the proposal, for at least one year before submitting a proposal, and you must continue to hold those securities through the date of the meeting.

FBL’s advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 120 days before the first anniversary of the prior year’s annual meeting, which would be no later than January 14, 2021. That notice needs to include as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought, the reasons for conducting such business and any material interest in such business of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the name and address of, and class and number of shares owned beneficially and of record by, the shareholder and beneficial owner; and (iii) in the event that such business includes a proposal to amend either the articles of incorporation or the bylaws, the language of the proposed amendment. The shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

17	Q:	Can a shareholder nominate someone as a director of the Company?
A:
As a shareholder of record, you may recommend any person as a nominee for Class A director. Recommendations are made by writing to the Secretary of the Company not less than 120 days prior to the first anniversary of the prior year’s annual meeting. Your notice needs to set forth your name and address, the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act of 1934 and the rules and regulations thereunder, including the nominee’s written consent to being named in a proxy statement and to serve as a director if elected. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock.

Important Note: We intend to hold our annual meeting in person. However, we are actively monitoring the public health and travel concerns relating to the coronavirus (COVID-19) and the protocols that federal, state and local governments may impose. If we determine changes to the date, time, place or procedures for the annual meeting are necessary or advisable, including providing for participation in the meeting by means of remote communication, we will announce any changes on our website, www.fblfinancial.com, under the heading “Investor Relations - News Releases.” We encourage you to check our website prior to the annual meeting if you plan to attend. As always, we encourage you to vote your shares prior to the annual meeting.

CORPORATE GOVERNANCE
Company Business
The Company is a holding company which markets individual life insurance and annuity products through distribution channels of our subsidiary Farm Bureau Life Insurance Company (“Farm Bureau Life”), principally under the consumer brand name Farm Bureau Financial Services. The Farm Bureau Life distribution channel markets to Farm Bureau members and other individuals and businesses in the Midwestern and Western sections of the United States. In addition, in the state of Colorado, we offer life insurance and annuity products through a subsidiary of Farm Bureau Life, Greenfields Life Insurance Company. Helping complete the financial services offering, advisors offer wealth management and financial planning services through another subsidiary.
We also manage all aspects of two Farm Bureau-affiliated property-casualty insurance companies, Farm Bureau Property & Casualty Insurance Company (“Farm Bureau Property & Casualty”) and Western Agricultural Insurance Company (“Western Ag”), which operate predominately in eight states in the Midwest and West.
Board Organization
The Company utilizes the “controlled company” exemption under the NYSE corporate governance standards because the Company has a majority shareholder, the Iowa Farm Bureau Federation. Under the controlled company exemption, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is not required to have a majority of the Board of Directors consist of independent directors, and the corporate governance and compensation committees are not required to consist only of independent directors. The Company’s Audit Committee continues to consist of three independent directors.
The Board makes its own determinations from time to time of what form of Board leadership works best for the Company. However, as long as the Company has a single shareholder owning a significant voting block, it is expected that a representative of that shareholder will be Chairman of the Board, and that the Board will not choose to have the same individual serve as Chairman and Chief Executive Officer of the Company. So long as the Chairman of the Board is affiliated with the majority shareholder, the Board, by action of the independent directors, expects to appoint a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time. The majority shareholder and the Board have determined that this leadership structure gives appropriate deference to the economic interests of the majority shareholder and the other Farm Bureau-affiliated shareholders, while encouraging valuable input and oversight from the independent directors.
Under this arrangement, Craig Hill, President of the Iowa Farm Bureau Federation, is the Chairman of the Board of FBL. The independent directors have elected Paul Larson as the Lead Director. He was also elected Vice Chairman of the Board and appointed to the Executive Committee. In addition to chairing an executive session of the independent directors in the course of each formal Board meeting, the Lead Director is also the primary recipient of communications from shareholders and other interested parties.
Except as otherwise specified in the Company's bylaws, assignments to, and chairs of, the committees are recommended by the Class A Nominating and Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. See “Further Information Concerning the Board of Directors” for more information regarding the membership and workings of the various committees.
Corporate Governance
The Company is committed to strong corporate governance, as demonstrated by the following practices and structure: (i) Audit Committee comprised only of independent directors, (ii) designation of an independent Lead Director, (iii) annual election of the full Board of Directors, (iv) adoption of stock ownership guidelines for directors and the Chief Executive Officer, (v) limitation on the number of public company boards on which Class A directors may serve, (vi) periodic director education programs, (vii) annual Board evaluations, (viii) adoption of Board member criteria, and (ix) requirement for Class A directors to offer their resignation upon a significant change in primary occupational responsibilities.
The Board of Directors has adopted governance guidelines for the Company and the Board to ensure effective corporate governance. The governance principles are summarized below, and the full text of the governance guidelines is posted on the Company's website at www.fblfinancial.com.
Objective of the Board of Directors
The business of FBL is managed under the direction of the Board. The Board represents the interests of the shareholders; as such, it oversees the strategic direction and conduct of the Company's business activities so as to enhance the long-term value of the Company. One of the Board's principal roles is to select and oversee a well-qualified and responsible Chief Executive Officer and management team to run the Company on a daily basis.
Board and Board Committee Responsibilities Include:

•	Nominate Board candidates for election by the shareholders;

•	Oversee management, including the selection, monitoring, evaluation and compensation of the Chief Executive Officer and other senior executives;

•	Oversee compliance with laws, regulations and ethical behaviors;

•	Understand the major risks in the Company’s business and available risk management techniques and confirm that control procedures are adequate;

•	Promote integrity and candor in the audit of the Company’s financial statements and operations, and in all financial reporting and disclosures;

•	Review and approve management’s strategic and business plans;

•	Review and approve major transactions, financial plans, objectives and actions, including significant capital allocations and expenditures;

•	Monitor management’s performance of its plans and objectives and advise management on significant decisions; and

•	Assess its own effectiveness.
Board Operation
The Board normally has four regularly scheduled meetings each year and special meetings as needed. Committee meetings are normally held in conjunction with Board meetings, plus additional meetings as needed. The Chairman, the Lead Director, the Board and the committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages communication, meaningful participation and timely resolution of issues. Directors receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior management at any time. Strategic planning sessions are held periodically at regular Board meetings. Board education sessions are held at least annually. In 2019, all directors attended educational training sessions.

Board’s Role in Risk Oversight
The Board of Directors is responsible for risk oversight. The Audit Committee monitors financial reporting risks and enterprise risk management (ERM), including the receipt of cyber security updates each quarter. The Management Development and Compensation Committee reviews the potential of risks being related to or created by compensation and incentive systems. It concluded in February 2020 that the Company's compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.
The Company’s management team monitors all other risks on an ongoing basis. An employee-staffed Enterprise Risk Management Committee is responsible for identifying risks that impact any and all of our businesses, establishing a reporting system to appropriately address risks and communicating results regularly to the management team, Audit Committee and Board of Directors. The Enterprise Risk Management Committee monitors quarterly surveys of the identified risks for possible elevations or changes in risk status with relation to established risk tolerances. A “dashboard” report is provided quarterly to the management team and the Audit Committee for their assessments of these risks.
Board Advisers
The Board and its committees (consistent with their respective charters) may retain their own advisers and consultants as they consider necessary to carry out their responsibilities.
Board Evaluation
The Class A Nominating and Corporate Governance Committee coordinates an annual evaluation process by the directors of the Board's performance and procedures, including evaluation of committee performance. The Board and each of the standing committees have conducted annual evaluations of their performance and procedures, including the adequacy of their charters, as established in the bylaws and charter documents.
Board Compensation
The Management Development and Compensation Committee, in accordance with the policies and principles set forth in its charter, reviews and makes recommendations to the full Board with respect to the compensation of directors. As part of such review, the Management Development and Compensation Committee periodically reviews director compensation, including additional compensation for committee members, in comparison to companies that are similarly situated to ensure that such compensation is reasonable, competitive and customary. In addition, the Board will review all consulting contracts with, or other arrangements that provide other indirect forms of compensation to, any director or former director.
Director Share Ownership Guidelines
To more closely align the interests of directors and the Company's shareholders, the Board has determined that directors are required to own FBL stock worth three times their annual retainer within five years of becoming a director. The annual retainer is $30,000 for Class A directors and $12,500 for Class B directors, resulting in a share value ownership requirement equivalent to $90,000 for Class A directors and $37,500 for Class B directors. "Ownership" includes shares owned outright, in retirement plans, in the Director Compensation Plan when funded by restricted stock units and other grants of restricted stock units. For Class B directors, "ownership" also includes any Class A common stock owned by the Class B director's employer, an affiliate of such employer, the Farm Bureau entity of which the director is president or the affiliate of such an entity. Our directors may choose to receive some or all director fees in cash-settled restricted stock units under the Director Compensation Plan, which are recognized as the ownership of equivalent shares for purposes of the share ownership guidelines. As of March 2, 2020, all of our directors have met or are on track to meet the ownership requirements.
Corporate Conduct
We have adopted a Code of Business Ethics and Conduct that applies to all employees, officers and directors of the Company and meets the requirements of a "code of business conduct and ethics" under the listing standards of the NYSE. We have also adopted a Code of Ethics for Senior Financial Officers that meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Both the Code of Business Ethics and Conduct and the Code of Ethics for Senior Financial Officers (together, the "Codes") are posted on our website at www.fblfinancial.com under the heading Corporate Governance - Governance Documents. We intend to satisfy applicable disclosure requirements regarding amendments to, or waivers from, any provision of the Codes on our website. The Company has also adopted a Corporate Compliance Manual, which memorializes compliance practices.
Hedging
Certain transactions that hedge or offset, or are designed to hedge or offset, decreases in the market value of the Company’s stock can reduce alignment with the interests of shareholders. The Company’s Insider Trading Policy prohibits directors of the Company or any of its affiliates, members of the Company’s executive management team and their respective “related persons” from (i) selling the Company’s securities short, (ii) buying or selling puts or calls or other derivative securities on the Company’s securities, (iii) holding Company securities in a margin account or pledging Company securities as collateral for a loan, or (iv) entering into hedging or monetization transactions or similar arrangements with respect to Company securities. A “related person” is defined under the Insider Trading Policy to include such person’s spouse, minor children, other persons living in such person’s household and entities over which such person exercises control.
Communications with the Board of Directors
The Board has established a process for shareholders and other interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can mail materials c/o Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, IA 50266, or e-mail Contact.Board@FBLFinancial.com.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Cash compensation payable to our non-employee directors is shown in the table below.

Non-employee directors annual fee	$45,000
Class A Director retainer	30,000
Class B Director retainer	12,500
Board meeting fees	1,500
Board telephonic meeting fees	1,000
Committee meeting fees
Audit	1,000
Management Development and Compensation	1,000
Class A Nominating and Corporate Governance	1,000
Executive	1,000
Class B Nominating By telephone	500 250
Other Retainers
Lead Director	10,000
Audit chair	10,000
Management Development and Compensation chair	10,000
Class A Nominating and Corporate Governance chair	5,000
Non-employee directors who serve on the boards of both the Company and its wholly owned subsidiary, Farm Bureau Life, receive the higher of the two retainers paid to directors, not both. Directors may elect to receive their fees in cash or in cash-settled deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board and committee meetings.

2019 Director Compensation Table
	Fees Earned/Paid in Cash(f)	Stock Awards	All Other Compensation(g)	Total
Name(a)	($)	($)	($)	($)
Roger K. Brooks	100,500	—	—	100,500
Richard W. Felts(b)	62,000	—	21,300	83,300
Joe D. Heinrich(c)	54,000	—	—	54,000
Craig D. Hill(d)	—	75,133	—	75,133
James A. Holte(e)	52,500	—	24,300	76,800
Paul A. Juffer	103,000	—	—	103,000
Paul E. Larson	114,000	—	—	114,000
Kevin D. Paap	54,000	—	21,571	75,571
Scott E. VanderWal	57,000	—	21,730	78,730

(a)
Excludes Mr. Brannen, who as Chief Executive Officer of the Company was not separately compensated for his service as a director. See “Executive Compensation” and “Summary Compensation Table” for further information regarding Mr. Brannen’s compensation. Mr. Brannen resigned from the Board effective December 31, 2019.

(b)
Mr. Felts is an officer of the Kansas Farm Bureau. Of the indicated compensation amount, a portion of that payable to Mr. Felts was paid to the Kansas Farm Bureau, and he was separately compensated by that organization for his services, including service as a director of the Company.

(c)
Mr. Heinrich is an officer of the Iowa Farm Bureau Federation. Of the indicated compensation amount, a portion of that payable to Mr. Heinrich was paid to the Iowa Farm Bureau Federation, and he was separately compensated by that organization for his services, including service as a director of the Company.

(d)
As a corporate officer, Mr. Hill is also considered an employee of the Company. As such, he received stock awards consisting of service-based cash-settled restricted stock units which vest and are paid over a five-year period.

(e)
Mr. Holte was an officer of the Wisconsin Farm Bureau Federation. Of the indicated compensation amount, a portion of that payable to Mr. Holte was paid to the Wisconsin Farm Bureau Federation, and he was separately compensated by that organization for his services, including service as a director of the Company. Mr. Holte resigned from the Board effective December 9, 2019.

(f)
Various directors have elected to defer various amounts of earned fees to the Director Compensation Plan, a nonqualified deferred compensation vehicle which accumulates cash-settled restricted stock units based on the market price of the Company’s Class A common stock on the date of fee payments. The Director Compensation Plan also accumulates dividend equivalents on the restricted stock units at the same rate as dividend payments on the Company’s Class A common stock.

(g)	Includes Farm Bureau Life director retainer, Farm Bureau Life board and committee meeting fees, group life premiums for Farm Bureau Life directors, Class B Nominating Committee fees and guest travel.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
The Board of Directors met four times during 2019. All of the directors attended at least 75% of the aggregate of all meetings of the Board and each committee of which they were members. The Company has adopted a formal policy that attendance of directors at the annual shareholder meeting is expected. All directors attended the last annual meeting in May 2019.
The committees of the Board of Directors and the number of meetings held by each committee in 2019 were:

Number of Meetings Held During 2019
Committee Name
Executive Committee	5
Audit Committee	8
Management Development and Compensation Committee	7
Class A Nominating and Corporate Governance Committee	3
Class B Nominating Committee	1
The Executive Committee is composed of Mr. Hill (Chair), Mr. Felts, Mr. Larson, Mr. Pitcher and Duane J. Johnson, Jr., Secretary of the Company, who is Executive Director and Secretary-Treasurer of the Iowa Farm Bureau Federation. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, with certain exceptions.
The Audit Committee consists of Mr. Larson (Chair), Mr. Brooks and Mr. Juffer. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that the above members of the Audit Committee meet such standards, and further that all are “financially literate” and have “accounting or related financial management expertise,” as required by the NYSE Listed Company Manual. Further, the Board of Directors has determined that all members are “audit committee financial experts,” as that term is defined in SEC regulations.
The Audit Committee hires FBL's Independent Registered Public Accounting Firm and reviews the professional services to be provided by the firm and its independence from our management. The Audit Committee also reviews the scope of the audit by the Independent Registered Public Accounting Firm and its fees, our annual and quarterly financial statements and related filings with the SEC, the system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, oversees risk analysis and meets quarterly with members of the internal audit staff. The Audit Committee is required to review with the Independent Registered Public Accounting Firm and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Property & Casualty or Western Ag may be unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. A copy of the current Audit Committee Charter is available on our website, www.fblfinancial.com.
The Management Development and Compensation Committee consists of Mr. Brooks (Chair), Mr. Felts, Mr. Juffer and Mr. VanderWal. A Stock Subcommittee consisting only of the two independent directors has been formed to manage equity-based security grants under Section 16 of the Securities Exchange Act. The Committee's responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders' interests and consistent with the compensation strategy of the Company, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, including management succession planning and review, and to administer any benefit plans related to or based on the Company's equity securities. The committee has full responsibility for determining the compensation of the Chief Executive Officer, in conjunction with the Board's review of the Chief Executive Officer's performance. A copy of the current Management Development and Compensation Committee Charter is available on our website, www.fblfinancial.com.
The Class A Nominating and Corporate Governance Committee is composed of Mr. Juffer (Chair), Mr. Heinrich and Mr. Paap. The responsibilities of the Class A Nominating and Corporate Governance Committee include assisting the Board in (i) identifying qualified individuals to become Class A directors, consistent with criteria approved by the Board, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess Board effectiveness and (iv) developing and implementing the Company's corporate governance guidelines. The Class A Nominating and Corporate Governance Committee also takes the lead in preparing and conducting annual assessments of Board and committee performance, and makes recommendations to the Board for improvements in the Board's operations. It also periodically reviews other matters involving the Company's corporate governance, including director education and the size of the Board, and recommends appropriate changes to the Board. A copy of the current Class A Nominating and Corporate Governance Committee Charter and the corporate governance guidelines are available on our website, www.fblfinancial.com.
The Class B Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to a shareholders agreement among the Class B shareholders, and nominates candidates to fill Class B director vacancies. The Committee members are the presidents of the fourteen state Farm Bureau organizations in the trade area of Farm Bureau Life, including those who are current Class B directors. Mr. Hill chairs the committee.
In addition to the Board committees, we have established several operational committees consisting of employees, the activities of which are reported to the Board. Mr. Pitcher sits on some of these committees in his capacity as Chief Executive Officer. The Board may establish other committees in its discretion.

PROPOSAL NUMBER ONE - ELECTION OF CLASS A DIRECTORS
There are four nominees for election as Class A directors, to be elected by the vote of the Class A common shareholders and Series B preferred shareholders, voting together as a single class. One nominee is the Chief Executive Officer of the Company and three nominees are independent of management. With the exception of Mr. Pitcher, each of the nominees have previously been elected by the shareholders. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the three independent nominees - Mr. Brooks, Mr. Juffer and Mr. Larson - possess the degree of independence from management and from the Company mandated by the SEC and NYSE.
Process of Nominations
The Class A Nominating and Corporate Governance Committee identifies potential Board candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. The committee will also consider nominations made by Class A shareholders, as explained in the answer to question 17 under "Questions and Answers." The Board has established criteria for the committee to use in assessing nominees in the areas of competency, skills/experience and personal characteristics.
Competency includes: high performance standards and business credibility, freedom from conflicts that could interfere with the director’s independent judgment related to the business of the corporation, the ability to devote adequate time to fulfill the director’s duties, the individual’s current or former occupation/industry, financial and technical expertise and geographic location, in relation to the Board’s existing needs, and current service on no more than three other publicly traded companies.
Skills/experience includes: financial literacy, executive level business experience, leadership skills including strategic planning and sound judgment, technical skills in identified areas of need (such as life insurance, accounting, finance, investments or legal), general industry knowledge as well as career specialization and relevant technical skills, and achievement in business, career, education and community; agribusiness or public company experience is a plus.
Personal characteristics include: integrity, representing the highest personal and professional ethics, accountability, willingness to make informed judgments, maturity and confidence of judgment, courage of convictions, knowledge of and commitment to fulfilling fiduciary duties, including duties of loyalty and care, willingness to act in good faith, rationally and fair, practical wisdom, commitment to developing knowledge to advance the interest of the company and the industry, commitment to prepare for and attend meetings, and willingness to resign upon significant change in abilities or value of contribution due to altered employment status, residency, geographic location or health.
The Class A Nominating and Corporate Governance Committee reviews the preceding criteria along with candidates’ qualifications. Additionally, the Company recognizes the value that diverse viewpoints can bring to business performance, and will seek qualified candidates in its geographic area who have diverse backgrounds and characteristics including diversity of education, professional experience, skills, ethnicity, gender, age and life experience. The Class A Nominating and Corporate Governance Committee also reviews the candidates’ independence from the Company and its management, based on responses to written questions, background checks and personal interviews.
Independence Determinations
In making its independence determinations, the Board specifically reviewed information that Director Paul E. Larson is also a director of other companies in the insurance industry. In particular, Mr. Larson is a director of Wellmark, Inc. and Wellmark of South Dakota, Inc., which provide Blue Cross-Blue Shield health insurance policies sold by agents of the Company's insurance affiliates in Iowa and South Dakota. Wellmark also pays a royalty to the Iowa Farm Bureau Federation for such sales made in Iowa. Additionally, Wellmark entities administer and provide stop loss coverage for the group health plan of the Iowa Farm Bureau Federation and its affiliated companies, including the Company, and a Wellmark subsidiary administers a separate health benefit plan offered by the Iowa Farm Bureau Federation to its members. In reviewing these relationships, the Board noted that Mr. Larson serves only as a director of Wellmark, Inc. and Wellmark of South Dakota, Inc., and not as a partner, shareholder or officer of those entities or other affiliates of Wellmark. Additionally, until January 2020, Mr. Larson also served as a director of GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company, which are each property-casualty insurers that are not in competition with the Company. Based on these facts, the Board determined that these relationships do not affect the independence of Mr. Larson.
There were no other relationships involving the independent directors and the Company that required an assessment of independence by the Board. All directors are elected annually, and serve a one-year term until the next annual meeting. If any director is unable to stand for election, the Board expects to designate a substitute. In that case, proxies voting for the original director candidate will be cast for the substituted candidate.
Nominees for Class A Director
Director Qualifications
The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to FBL and our Board. Finally, we value their significant experience on other public company, private company and community boards of directors and board committees.
Attributes of Class A Nominees
In nominating the Class A Directors, the Class A Nominating and Corporate Governance Committee determined that the last sentence of each nominee’s biographical paragraph which follows captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director. Ages are as of December 31, 2019.

Roger K. Brooks, Class A director Member: Audit and Management Development and Compensation Committees Class A Director since 2009 Age: 82
Mr. Brooks is the retired Chief Executive Officer and Chairman of AmerUs Group. He retired from AmerUs in 2005, after nearly 50 years of service. Mr. Brooks has served on numerous community boards and is a member of the Iowa Insurance Hall of Fame and Iowa Business Hall of Fame. He was previously a Fellow of the Society of Actuaries. Mr. Brooks graduated magna cum laude with a bachelor’s degree in mathematics from the University of Iowa. He also participated in Stanford University’s Executive Program. We believe Mr. Brooks’ qualifications to sit on our Board of Directors include his demonstrated insurance industry expertise and experience through his 50 year tenure at AmerUs Group, retiring as its Chief Executive Officer and Chairman.

Paul A. Juffer, Class A director Member: Audit, Class A Nominating and Corporate Governance and Management Development and Compensation Committees Class A Director since 2017 Age: 59
Mr. Juffer is the Managing Partner of LWBJ Financial, LLC ("LWBJ"), where he has practiced as a certified public accountant since 1997. LWBJ and its wholly owned subsidiaries, LWBJ, LLP and LWBJ Capital Advisors, LLC, provide public accounting, business consulting, mergers and acquisitions advisory and other transaction-related services to clients. Through LWBJ, Mr. Juffer has served as Chief Financial Officer for several emerging technology companies, including most recently for Harrisvaccines, Inc. from 2013 to 2015. Prior to his time at LWBJ, he was Chief Financial Officer for a technology company and worked as an auditor at KPMG. Mr. Juffer holds Series 7, Series 24, Series 63 and Series 79 licenses and is a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants. He has a bachelor's degree in accounting from the University of Iowa. We believe Mr. Juffer’s qualifications to sit on our Board of Directors include his background in accounting, financial management and technology.

Paul E. Larson, Class A director, Lead Director and Vice Chairman of the Board Member: Audit and Executive Committees Class A Director since 2004 Age: 67
Mr. Larson retired in 1999 as President of Equitable Life of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs in 1999, and inducted into the American Institute of CPA's Business and Industry Hall of Fame in 2000. Since 2017, he has served on the board of directors of Greenfields Life Insurance Company, a subsidiary of Farm Bureau Life. He is also a member of the board of directors of non-public companies Wellmark, Inc. and Wellmark of South Dakota, Inc., and previously served on the board of directors of GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company until January 2020. We believe Mr. Larson’s qualifications to sit on our Board of Directors include his accounting and financial management background, and 20 years of experience with a public life insurance company.

Daniel D. Pitcher, Chief Executive Officer and Class A director Member: Executive Committee Class A Director since 2020 Age: 58
Mr. Pitcher was named Chief Executive Officer in January 2020. Prior to his appointment as Chief Executive Officer, he served as Chief Operating Officer - Property Casualty Companies since 2011. Mr. Pitcher joined FBL in 1998 and held various roles in information systems and operations, including serving as Information Systems Vice President from 2002 through 2007 and as Vice President, Property-Casualty Companies from 2007 to 2011. Prior to joining FBL, Mr. Pitcher spent 15 years with Nationwide/Allied Insurance in various life and property casualty information systems roles. Mr. Pitcher holds a bachelor’s degree in business administration from Drake University and the FLMI certification. He is a member of the board of directors of United Way of Central Iowa and also serves on the executive committee and board of directors of the Greater Des Moines Partnership. We believe Mr. Pitcher’s qualifications to sit on our Board of Directors include his position as Chief Executive Officer and his intimate knowledge of the Company and the insurance industry gained through many years of employment.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTOR.

Nominees for Class B Director, to be elected by the Class B Common Shareholders
Attributes of Class B Director Nominees
In nominating the Class B Directors, the Class B Nominating Committee determined that the last sentence of each nominee’s biographical paragraph which follows, in capsule form, captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director. Ages are as of December 31, 2019.

Craig D. Hill, Class B director, Chairman of the Board and chair of the Executive Committee Member: Executive and Class B Nominating Committees Class B Director 2002 to 2004, and since 2007 Age: 64
Mr. Hill was elected President of the Iowa Farm Bureau Federation and its subsidiary, Farm Bureau Management Corporation, in December 2011 and has served on its board of directors since 1989. He was its Vice President from 2001 to 2011. He served on the board of Farm Bureau Life from 1989 to 2007, and again from December 2011 when he also became its President. He has been on the board of Farm Bureau Property & Casualty since 1989, and also serves on the board of Western Ag. Mr. Hill is also a director of the American Farm Bureau Federation and FB BanCorp. Mr. Hill farms 1,000 acres of row crops and has a swine operation in Warren County, Iowa. We believe Mr. Hill’s qualifications to sit on our Board of Directors include his point of view as President of our majority shareholder, his experience as a director of our primary operating and managed companies and his knowledge of the rural marketplace.

Richard W. Felts, Class B director Member: Executive, Management Development and Compensation and Class B Nominating Committees Class B Director since 2015 Age: 71
Mr. Felts is President of the Kansas Farm Bureau. He is also a director of Farm Bureau Life, the chairman of Farm Bureau Property & Casualty and the chairman of Western Ag. He farms near Liberty, Kansas and is a partner in Felts Farms, a diversified grain and livestock operation. Mr. Felts earned a bachelor's degree in agriculture and animal science from Kansas State University. We believe Mr. Felts’ qualifications to sit on our Board of Directors include his experience as a director of our primary operating and managed companies and his knowledge of agriculture and the rural marketplace for our insurance products.

Joe D. Heinrich, Class B director Member: Class A Nominating and Corporate Governance Committee Class B Director since 2013 Age: 58
Mr. Heinrich was elected Vice President of the Iowa Farm Bureau Federation in 2011 and to its board of directors in 2004. He is a director of Farm Bureau Property & Casualty and Western Ag. Mr. Heinrich and his family farm with his nephew. Together, they have a diversified operation including corn, soybeans, oats and hay, plus a beef cow-calf herd and a dairy operation. We believe Mr. Heinrich’s qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his point of view as Vice President of our majority shareholder.

Kevin D. Paap, Class B director Member: Class A Nominating and Corporate Governance and Class B Nominating Committees Class B Director since 2017 Age: 59
Mr. Paap has served as President of the Minnesota Farm Bureau Federation since 2005 and has served on its board of directors since 1997. Mr. Paap serves on the board of directors of Farm Bureau Life, Farm Bureau Property & Casualty and Western Ag. He also serves on the board of trustees of the Minnesota FFA Foundation and on the board of directors for the Center for Rural Policy and Development. Mr. Paap owns and operates a farm in Blue Earth County, Minnesota, growing corn and soybeans. We believe Mr. Paap’s qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his knowledge of the rural marketplace.

Bryan L. Searle, Class B director Member: Class B Nominating Committee Class B Director since 2020 Age: 58
Mr. Searle was first elected as President of the Idaho Farm Bureau Federation in 2015 and has served on its board of directors since 1991. He is also a director of Farm Bureau Life, American Agricultural Insurance Company and the American Farm Bureau Federation and is President and Chairman of Farm Bureau Mutual Insurance Company of Idaho. Mr. Searle farms near Shelley, Idaho, producing potatoes, grain and hay. We believe Mr. Searle’s qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and his knowledge of agriculture and the rural marketplace.

Scott E. VanderWal, Class B director Member: Management Development and Compensation and Class B Nominating Committees Class B Director since 2011 Age: 56
Mr. VanderWal has been president of the South Dakota Farm Bureau Federation since 2004, and a member of its board of directors since 1997. He has also served as the Vice President of the American Farm Bureau Federation since 2016, and as a member of its board of directors since 2006. Mr. VanderWal is also a member of the boards of directors of Farm Bureau Life, Farm Bureau Property & Casualty (including chair of the audit and budget committee), Western Ag and FB BanCorp, and serves as Vice Chairperson and as a member of the executive committee for the U.S. Farmers & Ranchers Alliance. Mr. VanderWal received a bachelor's degree in General Agriculture, with a Plant Science minor, from South Dakota State University in 1985. His family farm operation near Volga, South Dakota includes corn, soybeans, custom cattle feeding and custom harvesting. Mr. VanderWal does the overall financial management, accounting, crop management and planning for the farm operation. We believe Mr. VanderWal’s qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his knowledge of the rural marketplace.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows how many shares of Class A common stock were beneficially owned, as of March 2, 2020, by each director, nominee for director and named executive officer, individually, and the directors and executive officers (as designated by the Board of Directors) as a group. The percentage of FBL Class A common shares beneficially owned by any director or executive officer does not exceed 1%, and by all directors and executive officers as a group does not exceed 1%. Our executive officers and some of our directors also maintain effective equity ownership in the form of cash-settled restricted stock units, which do not satisfy the definition of “shares beneficially owned” in the table below. The number of cash-settled restricted stock units held by our executive officers and directors as of March 2, 2020 is presented in the “Cash-Settled RSUs Held” column below for the purpose of providing supplemental information.

Name	Shares Beneficially Owned		Cash-Settled RSUs Held
James P. Brannen	15,888	(a)	5,440	(e)
Roger K. Brooks	2,849		9,065	(f)
Richard W. Felts	—		1,624	(f)
Charles T. Happel	—		6,257	(g)
Joe D. Heinrich	—		—
Craig D. Hill	1,000		3,537	(g)
Paul A. Juffer	—		2,426	(f)
Paul E. Larson	13,395	(b)	—
Kevin D. Paap	3,299		—
Daniel D. Pitcher	6,087	(c)	8,602	(g)
Bryan L. Searle	200		—
Donald J. Seibel	22,531	(a)(c)(d)	8,159	(e)(g)
D. Scott Stice	—		—
Scott E. VanderWal	2,000		—
Ray W. Wasilewski	—		—
All directors and executive officers as a group (22 persons, including those listed above)	73,244		61,900

(a)
Includes share equivalent units held in the Executive Salary and Bonus Deferred Compensation Plan and the Employer Match Deferred Compensation Plan as follows: Mr. Brannen, 15,888; and Mr. Seibel, 8,332.

(b)	Includes deferred units in the Director Compensation Plan equivalent to the following shares: Mr. Larson, 7,042.

(c)	Includes share units held in the 401(k) Savings Plan equivalent to the following shares: Mr. Pitcher, 6,087; and Mr. Seibel, 1,922.

(d)	Includes 12,277 shares for which Mr. Seibel shares voting and investment power with his spouse.

(e)
Includes RSUs held in the Executive Salary and Bonus Deferred Compensation Plan and the Employer Match Deferred Compensation Plan equivalent to the following shares: Mr. Brannen, 5,440; and Mr. Seibel, 1,784.

(f)	Includes deferred RSUs in the Director Compensation Plan equivalent to the following shares: Mr. Brooks, 9,065; Mr. Felts, 1,624; and Mr. Juffer, 2,426.

(g)	Includes outstanding awards under the Cash-Based Restricted Stock Unit Plan equivalent to the following shares: Mr. Happel, 6,257; Mr. Hill, 3,537; Mr. Pitcher, 8,602; and Mr. Seibel, 6,375.

Set forth below is information as of March 2, 2020 concerning security ownership by each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities.

Name and Address	Class A Common Stock		Class B Common Stock		Series B Preferred Stock
	Shares Beneficially Owned	% of Class	Shares Beneficially Owned	% of Class	Shares Beneficially Owned	% of Class
Iowa Farm Bureau Federation (a) 5400 University Ave. West Des Moines, IA 50266	14,760,303	59.9%	7,619	66.8%	5,000,000	100.0%
Dimensional Fund Advisors LP (b) Building One 6300 Bee Cave Rd. Austin, TX 78746	2,000,477	8.1%	—	—	—	—
Farm Bureau Mutual Holding Company (a)(c) 5400 University Ave. West Des Moines, IA 50266	199,016	0.8%	2,390	20.9%	—	—

(a)
The Class B common stock is convertible into an equal number of shares of Class A common stock at the election of the holder. Shares listed under “Class A common stock - shares beneficially owned” do not include shares deemed to be owned as a result of the shareholder’s ownership of Class B common stock.

(b)
Information is as of December 31, 2019 based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 1,945,739 shares of Class A common stock and sole dispositive power with respect to 2,000,477 shares of Class A common stock. Dimensional has indicated that it has beneficial ownership with respect to the shares as a result of acting as an investment adviser to four investment companies and acting as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. Dimensional disclaims beneficial ownership.

(c)	Ownership is through indirect subsidiaries Farm Bureau Property & Casualty and Western Ag.

EXECUTIVE OFFICERS
Our executive and other officers provide services to the Company and to certain affiliates. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section “Certain Relationships and Related Party Transactions - Transactions with Farm Bureau Property & Casualty and Affiliates,” we receive management fees for managing certain affiliates whose financial statements are not consolidated with ours.
The executive officers of the Company, as named by the Board of Directors, are as follows:

Name	Age	Position
Daniel D. Pitcher	58	Chief Executive Officer
Donald J. Seibel	56	Chief Financial Officer and Treasurer
Casey C. Decker	45	Chief Information Officer
Kelli A. Eddy	59	Chief Operating Officer - Life Companies
Lori K. Geadelmann	54	General Counsel
Nicholas C. Gerhart	44	Chief Administrative Officer
Charles T. Happel	58	Chief Investment Officer
Daniel M. Koster	52	Vice President - Marketing & Agency Services
Ronald L. Mead	49	Vice President - Sales & Distribution
Jay W. Seiboldt	60	Chief Operating Officer - Property Casualty Companies
The following describes the business experience, principal occupation and employment during the last five years of the executive officers:
Biographical information for Mr. Pitcher is found above under “Proposal Number One - Election of Class A Directors.”
Donald J. Seibel was named Chief Financial Officer and Treasurer in August 2012. He had previously been Vice President - Finance and a member of the executive management team since 2007. Mr. Seibel joined FBL in 1996 and became GAAP Accounting Vice President in 1998 and Vice President - Accounting in 2002. Prior to joining FBL, Mr. Seibel worked in public accounting at Ernst & Young. Mr. Seibel holds a bachelor’s degree in accounting from Iowa State University, is a certified public accountant and chartered global management accountant, a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants, and holds the Fellow Life Office Management Institute (FLMI) certification. Mr. Seibel is also active in civic and industry organizations, currently serving on the Audit Committee for the Iowa State University Alumni Association and on the board of directors of Greater Des Moines Habitat for Humanity.
Casey C. Decker was named Chief Information Officer in June 2016. He joined FBL in 2004 and progressed through various information technology roles, leading to Business Technology Vice President from February 2012 to July 2014. Beginning in July 2014 until his appointment as Chief Information Officer, Mr. Decker served as Agency Support Vice President, leading the team that provides strategies and solutions to support agents in growing successful and sustainable businesses. Prior to joining FBL, he was the Director of Technology for a not-for-profit organization in Chicago with responsibilities for creating and leading programs that improved information systems capabilities for various social service agencies and public schools. Mr. Decker holds a bachelor’s degree from Drake University, a master’s degree in Management Information Systems from DePaul University and is a graduate of Wharton’s General Management Program. He serves on the boards of directors of the Food Bank of Iowa, Junior Achievement of Central Iowa and the Global Insurance Accelerator.
Kelli A. Eddy was named Chief Operating Officer - Life Companies in August 2019. She most recently served as Senior Vice President, Life Operations, for Voya Financial, Inc. (previously known as ING U.S., Inc.) from 2012 to March 2019, with responsibilities for individual life underwriting, employee benefits medical underwriting, medical department operations, new business operations, individual life executive benefits, life insurance operations strategy and execution, and life insurance risk management. Ms. Eddy holds a bachelor’s degree in finance from the University of Montana.
Lori K. Geadelmann was named General Counsel in March 2018.  She joined FBL in 1993 and prior to being named as General Counsel, most recently served as Vice President - Assistant General Counsel and Corporate Compliance Officer. Ms. Geadelmann received a B.A., with distinction, from Iowa State University and a J.D. degree, with honors, from Drake University Law School. She serves on the life and health guaranty association boards in Iowa, Colorado, Montana and Wyoming, chairing the Iowa and Colorado boards of directors. She also serves as chair of the Life and Financial Services Committee for the Federation of Iowa Insurers. Ms. Geadelmann is a Chartered Life Underwriter (CLU) and member of the Polk County Bar Association, Iowa State Bar Association, Association of Corporate Counsel and Society of Corporate Compliance and Ethics.
Nicholas C. Gerhart joined FBL and was named Chief Administrative Officer in January 2017. In this role, he has responsibility for enterprise strategic planning, government relations, human resources and health services, among other administrative functions. Mr. Gerhart served as the Insurance Commissioner of the State of Iowa from February 2013 until December 2016. Prior to serving as Insurance Commissioner, he worked at Sammons Financial Group, an insurance holding company, and American Equity Investment Life Insurance Company. Mr. Gerhart earned his law degree and health law certificate from St. Louis University School of Law and a Masters of Health Administration from St. Louis University School of Public Health. He also earned a B.A. from the University of Northern Iowa. Mr. Gerhart is an active community leader and currently serves on the board of directors of The Homestead and the board of trustees of ChildServe. He also serves on the board of directors of Carpe Data, a private data company.
Charles T. Happel, CFA, is Chief Investment Officer. He joined the Company in 1984 as a Farm Bureau Financial Services agent, moving to the corporate office in 1986. Over the next fifteen years, he held various positions in investments, including securities analyst and portfolio manager. Mr. Happel became Securities Vice President in 2001, developing and executing strategy for property-casualty and equity mutual fund portfolios. He assumed the position of Vice President - Investments in August 2008, and was named Chief Investment Officer in September 2009. Mr. Happel is a graduate of the University of Northern Iowa and earned an MBA from Drake University. He is a Chartered Financial Analyst (CFA) Charterholder and holds a number of industry designations, including CFP, FLMI, ChFC, CLU and CPCU. Mr. Happel is a member of the CFA Institute and the CFA Society of Iowa.
Daniel M. Koster was named Vice President - Marketing & Agency Services in March 2020. In this role, he has responsibility for agent support, client/member experience and marketing for the company’s brand, Farm Bureau Financial Services. Mr. Koster joined FBL in 1998 and held various marketing positions, leading to Vice President Marketing & Sales Services from 2015 until his appointment as Vice President - Marketing & Agency Services. Prior to FBL, Koster held marketing and research positions with Wells Fargo Financial, Pioneer Hi-Bred and Wells Fargo Card Services. He holds a bachelor’s degree in marketing and a master’s degree in agricultural economics, both from Iowa State University.
Ronald L. Mead was named Vice President - Sales & Distribution in March 2020, with overall responsibility for sales and distribution through the company’s Farm Bureau Financial Services multi-line exclusive agency force. He joined FBL in 1992 and held various claims, operations and sales roles including Regional Vice President, Business Unit Vice President and most recently as Vice President Personal Lines & Agriculture from 2013 until being named to his current position. Mr. Mead holds a bachelor’s degree in business administration-finance and a master’s of business administration degree, both from the University of Nebraska-Lincoln. He is a Chartered Property Casualty Underwriter (CPCU) and a LIMRA Leadership Institute Fellow (LLIF). Mr. Mead also serves on the National Association of Mutual Insurance Companies (NAMIC) Property Casualty Conference Board as vice chairman.
Jay W. Seiboldt was named Chief Operating Officer - Property Casualty Companies in March 2020. Prior to his current position, he served as Vice President - Property Casualty Companies since 2019. Mr. Seiboldt joined FBL in 1981 and has held various claims, operations and sales roles including Vice President - Claims and Regional Vice President. He holds a bachelor’s degree in political science and government from the University of Nebraska-Lincoln and is a Chartered Property Casualty Underwriter (CPCU).

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding compensation during 2019 for the following executive officers of FBL:

•	James P. Brannen, Chief Executive Officer through the end of fiscal year 2019, now retired
•	Donald J. Seibel, Chief Financial Officer and Treasurer
•	Charles T. Happel, Chief Investment Officer
•	Daniel D. Pitcher, Chief Operating Officer - Property Casualty Companies through the end of fiscal year 2019, now Chief Executive Officer
•	Raymond W. Wasilewski, Chief Operating Officer - Life Companies through August 2019, then Senior Vice President through the end of fiscal year 2019, now retired
•	D. Scott Stice, Chief Marketing Officer until November 21, 2019
These executive officers are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers, or “NEOs.”
Overview
Reimbursement of Compensation Expenses by Managed Affiliates
We sell individual life insurance and annuity products through an exclusive distribution channel in the Midwestern and Western sections of the United States. Advisors also offer wealth management and financial planning services. Several subsidiaries support various functional areas of our life insurance companies and other affiliates by providing investment advisory and marketing and distribution services.
In addition, we manage all aspects of two Farm Bureau-affiliated property-casualty companies, Farm Bureau Property & Casualty and Western Ag (together, the “PC Companies”). The financial results of the PC Companies are not included in our consolidated financial results. We earn a management fee from the PC Companies for our management services. Additionally, we are reimbursed for compensation and other expenses incurred by us in providing services to the PC Companies. While nearly all employees are employed by and compensated by the Company, the compensation expenses of our executive officers and employees are allocated between us and our subsidiaries on the one hand, and the PC Companies on the other hand, based on time and responsibility estimates and studies. For the NEOs, the PC Companies reimbursed us for the following percentage of their 2019 total compensation expense: Mr. Brannen, 45%; Mr. Seibel, 35%; Mr. Happel, 0%; Mr. Pitcher, 100%; Mr. Wasilewski, 0%; and Mr. Stice, 50%. Although none of Mr. Happel’s compensation expense was directly reimbursed to us, the PC Companies pay fees to one of our subsidiaries for investment advice and related services, as further described under “Certain Relationships and Related Party Transactions - Transactions with Farm Bureau Property & Casualty and Affiliates.”
Enterprise wide, the PC Companies reimbursed us for approximately 70.0% of our 2019 total salary and payroll tax expenses, 52.1% of our 2019 annual cash incentives and 36.9% of our 2019 long-term incentives and deferred compensation. As a result, the PC Companies are paying their proportionate share of our total salaries, cash incentives and long-term incentives, as well as all other forms of compensation and benefits. These allocations and reimbursements should be considered in any analysis of FBL’s compensation costs, executive compensation costs and costs and uses of short-term and long-term incentive plans.
We value good relationships with the state and local Farm Bureau entities which sponsor and allow us and the PC Companies to do business in their geographic areas. We believe attention to the property-casualty business allows us to do a more effective job of cross-selling life insurance products to property-casualty customers, and our cross-sales are consistently significantly above industry averages. We further emphasize this relationship by including property-casualty-related components in both our annual cash incentive and our long-term incentive programs.
Executive Compensation Philosophy and Goals
The Management Development and Compensation Committee (referred to as the “Committee” in this Compensation Discussion and Analysis) periodically reviews the executive compensation program in light of trends in practice, regulatory guidance, internal developments and other considerations as appropriate. The programs reflect the key compensation principles at FBL as stated below.
We expect that the FBL compensation program will help us attract and retain highly qualified and motivated employees at all levels, encourage and reward achievement of our annual and long-term goals and operating plans and align officers’ and employees’ interests with shareholders, all in an effort to increase shareholder value. With respect to our executive officers, we intend that our executive compensation program will effectively and appropriately compensate them and will guide their activities in response to targeted incentives we provide, both over the short and long terms. We measure the appropriateness of the compensation package by comparing it to payments made by other companies in the insurance and financial services industries. Our target is to have overall executive compensation at approximately the blended average of the median of survey data and compensation for peer group companies for comparable positions and performance.
We used a variety of compensation elements to reach these goals in 2019. These include base salary, annual cash performance-based incentives, long-term incentive awards measured by our stock price and by the financial performance of Farm Bureau Property & Casualty, retirement benefits, general employee benefits, executive benefits and limited perquisites. These elements are reviewed periodically and adjusted as appropriate.
We strive to develop simple and effective programs that reflect the value of our Company. Transparency and integrity in the design, administration and communication of our program are key objectives.
Management Development and Compensation Committee and Supporting Resources
The Committee is in charge of all aspects of executive compensation. See “Further Information Concerning the Board of Directors” for additional information regarding the Committee. Our Chief Executive Officer and Chief Financial Officer typically attend meetings of the Committee.
The Committee has retained FW Cook as its compensation consultant, and has determined there are no relationships between the consultant and the Company or its affiliates that compromise the consultant’s independence. The consultant is exclusively accountable to the Committee. On occasion, certain executive officers may provide information regarding the compensation and benefit programs and business context to the consultant and review drafts of the consultant’s reports, where not concerning executive officer compensation, for accuracy with respect to Company information. The Company from time to time has also utilized the services of Korn Ferry in reviewing its employment and compensation arrangements, including executive compensation.
At our 2019 annual meeting of shareholders, our shareholders cast an advisory vote to approve the compensation of our NEOs as disclosed in our proxy statement for that meeting. The proposal received the affirmative vote of more than 99% of the shares voted on that proposal, excluding abstentions and broker non-votes. The Committee believes this vote demonstrates shareholders’ support for the Company’s executive compensation practices.
Compensation Program for Named Executive Officers
What our compensation program is designed to reward
To create shareholder value, we want to reward our NEOs when they deliver the performance our shareholders seek. We utilize base salary as a building block towards these objectives, establishing a salary range for particular positions based on survey data and job responsibilities. Being competitive in base salary is a minimum requirement to obtain and retain skilled insurance executives in the Des Moines, Iowa area given the significant number of home offices of insurers located in our area. Annual cash incentives keyed to short-term objectives provide a second step in appropriate compensation. The performance targets used to determine annual cash incentives emphasize earnings, growth and efficiency. The targets act as drivers of Company improvement and are proxies for Company performance and profitability. The Committee believes achievement of the targets will result in Company growth and profitability and will support Company objectives and promote shareholder interests. Finally, achievement of long-term objectives is enhanced by the use of long-term incentive (“LTI”) compensation awards. Our cash-settled restricted stock units have a value measured by our stock price to provide alignment with shareholders. Our cash-settled restricted surplus units have a value measured by the change in surplus of Farm Bureau Property & Casualty to provide alignment with the PC Companies managed by the Company. Both the restricted stock units and the restricted surplus units vest annually over a five-year period, which is intended to retain executives and provide a longer-term planning horizon. All units are settled in cash to avoid diluting shareholders.
The combination of compensation elements used is meant to provide, for each element and in total, compensation that is market competitive, enabling us to attract and retain the caliber of executive leadership we need to be successful. Because comparative compensation information is just one of many factors considered in setting executive compensation, the Committee has discretion in determining the nature and extent of its use. The Committee reviews market information from two sources: data provided by Korn Ferry and proxy statements of peer group companies. The peer group, as approved by the Committee and adjusted to reflect any mergers and acquisitions, consisted of nine companies considered in setting 2019 target compensation, as shown below. The group includes only companies where executive compensation information is publicly available. The companies are selected based on geography, industry focus and comparable size.

•	American Equity Investment Life Holding Company	•	Primerica, Inc.
•	EMC Insurance Group, Inc.	•	RLI Corp.
•	Horace Mann Educators Corporation	•	State Auto Financial Corporation
•	Kemper Corporation	•	United Fire Group, Inc.
•	National Western Life Insurance Company
Why we pay each element of compensation
Our compensation decisions typically start from an understanding of the competitive marketplace for insurance executive talent, together with our review of Company goals and objectives and our review of tally sheets listing the present total compensation available to our NEOs. We find the combination of base salaries, annual cash incentives, long-term incentives, some level of benefits and perquisites, together with retirement benefits, is normal in our universe of insurance and financial services firms. Competitive base salaries assist in our ability to attract and retain executives. Our incentive elements, both annual and long-term, encourage executives to realize Company short-term and long-term goals.
The purpose of each element of compensation for 2019 is shown in the following table.

Category	Reward Element	Purpose
Base pay	Salary	Base compensation, a competitive requirement
Annual incentive	Management Performance Plan	Cash incentive for annual operating performance
Long-term incentives	Service-based cash-settled restricted stock units	Retention for share price appreciation, sustained financial performance and alignment with shareholder interests
	Service-based cash-settled restricted surplus units	Retention for increase in surplus of managed property-casualty insurer, sustained financial performance and alignment with PC Companies
Benefits	Various (see “Benefits” below)	Participant health, welfare and savings
Perquisites	Retirement and tax planning, executive physical exams and company car	Services and facilities provided to executives where beneficial to the Company
Retirement benefits	Defined contribution 401(k) plan	Tool for accumulation of assets, including share ownership
	Defined benefit pension plan (frozen to new entrants after 2012)	Assure income continuation in retirement consistent with benefits available to other salaried employees
Termination arrangements	Severance and change in control policy	Encourage continued service of executives despite risk of termination due to change in control
How we determine amounts under each element of compensation
-    The Role of Executive Officers in the Compensation Process
The Company’s executive officers make compensation assumptions every year in preparing budgets for the following year. Our Chief Executive Officer and Chief Financial Officer make recommendations to the Committee on Company compensation, including compensation for the other NEOs, covering salary, annual cash incentives and long-term incentives. Other elements of compensation are reviewed periodically. The Committee makes its own determination of the Chief Executive Officer’s compensation that includes a review of performance evaluations from each member of the Board, with the assistance of the compensation consultant and the Chairman. When recommending pay adjustments, the Chief Executive Officer considers internal pay equity among the executive officers and with other employees, subject to the review of the Committee.
-    Base Salaries
In addition to the Chief Executive Officer's recommendations, the Committee periodically requests input on executive compensation ranges from its compensation consultant. To determine a specific salary within the range of recommendations, the Committee considers management input regarding the executive officer's length of service in the position, experience, skills in handling short-range and long-range operational and strategic issues and completion of annual goals. The performance of the Chief Executive Officer is reviewed annually by the Committee, and includes input from the full Board. Annual reviews of the other NEOs are performed by the Chief Executive Officer and reviewed with the Committee.

-    Annual Cash Incentives
The Committee believes that a significant portion of annual cash compensation for the executive officers should be at risk and tied to the Company's operational and financial results. Multiple business goals are established annually under our Management Performance Plan, weighted among earnings, growth and efficiency goals, including goals related to the PC Companies. Although difficult to maximize all annual goals due to their counterbalance (that is, achieving an efficiency goal might make it more difficult to achieve a growth goal, and vice versa), the goals are designed to align with factors that allow for the overall success of the Company on both a short-term and long-term basis consistent with sound risk management. The Committee retains discretion to adjust goals applicable to all awards when there is adequate reason to do so. For example, unexpected events could make a goal impossible to meet despite the best efforts of management and employees, or could make a goal too easy to meet. The Committee also has discretion to change or eliminate the payment of annual cash incentives.
Performance triggers must be met before payments are made under the Management Performance Plan. In 2019, the property-casualty insurance triggers required that the aggregate statutory surplus of our two managed property-casualty companies increase or the risk-based capital ratio increase. The life insurance triggers required an increase in statutory surplus, excluding changes in the asset valuation reserves, dividends and capital contributions, or an increase in the risk-based capital ratio. The triggers were satisfied in 2019.
Additionally, our Chief Executive Officer has the authority, subject to the approval of the Committee, to increase or decrease payments to other executive officers by an amount up to 25% of each individual’s attained cash incentive for the year, so long as cumulative payments to all executive officers do not increase or decrease the total payment to all executive officers by more than 5%. No discretionary adjustments were made for 2019.
The goals under the Management Performance Plan have been grouped and weighted to emphasize their relative importance. Earnings goals are 48% of the total, followed by growth at 32% and efficiency at 20%. The weighting within each of these categories is split between goals related to property-casualty insurance and life insurance.
2019 Management Performance Plan Goals

Goal	Threshold	Target	Cap	Weighting
EARNINGS
FBL Adjusted Operating Income Per Share	$4.59	$4.83	$5.07	25%
P&C Combined Ratio	101.9%	96.9%	94.9%	23%
GROWTH
FBL Life and Annuity Production Credit	$43,042,536	$44,171,231	$44,441,084	6%
FBL Wealth Management Production Credit	$4,383,218	$4,470,882	$4,536,631	4%
Life Insurance Applications	31,191	31,505	31,815	5%
P&C Membership Accounts	360,746	365,183	367,961	13%
P&C Non-Crop Direct Written Premium	$1,397,640,000	$1,424,106,000	$1,453,546,000	4%
EFFICIENCY
FBL Expenses	$106,464,803	$104,377,258	$102,289,713	10%
P&C Company Expenses	$234,604,319	$230,004,234	$225,404,149	10%
Payments Pursuant to Management Performance Plan
The range of potential payments as a percentage of base salary under the Management Performance Plan for each of our NEOs for 2019 is shown in the following table. The target percentage represents the amount available if a goal is met at a 100% level. Unless a threshold level is reached with respect to a goal, no attainment is achieved and no payment is realized by our NEOs for that goal. At the threshold level, payment related to a goal equals 50% of the target level. Payments rise proportionally for each goal up to 150% of the target level if the maximum level is reached and are capped at 150% of the target level to avoid encouraging excessive short-term risk-taking. Actual payments for 2019 are also shown below as a percentage of salary and as award amounts.

2019 Management Performance Plan Opportunities and Awards

	Threshold % of Salary	Target % of Salary	Maximum % of Salary	2019 Actual % of Salary
Name					Award Amount
James P. Brannen	32.5%	65.0%	97.5%	63.1%	$514,488
Donald J. Seibel	27.5%	55.0%	82.5%	53.3%	$222,428
Charles T. Happel	27.5%	55.0%	82.5%	53.3%	$218,507
Daniel D. Pitcher	27.5%	55.0%	82.5%	53.3%	$238,931
Raymond W. Wasilewski	27.5%	55.0%	82.5%	53.3%	$206,920
D. Scott Stice	27.5%	55.0%	82.5%	53.3%	$209,344
In approving the payment of awards under the Management Performance Plan for 2019, the Committee made discretionary adjustments that resulted in net overall attainment under the Management Performance Plan decreasing approximately two percent to 97.0%. In making these adjustments, the Committee took into account events and transactions in 2019 that were not contemplated in the Company’s financial plan that impacted the Company’s adjusted operating income and expenses, including adjusting attainment by (i) disregarding a one-time tax benefit that would have otherwise increased attainment for the adjusted operating income per share goal, (ii) disregarding the Chief Executive Officer’s transition bonus that would have otherwise decreased attainment for the adjusted operating income per share and expense goals, and (iii) disregarding the Chief Marketing Officer’s separation payment that would have otherwise decreased attainment for the expense goals. The Chief Executive Officer’s transition bonus and the Chief Marketing Officer’s separation payment are discussed below under “Retirement and Termination Benefits” and “Change in Control and Severance Arrangements,” respectively.
-    Long-Term Incentives
The Company’s LTI program has two components: (i) grants of cash-settled restricted stock units tied to our stock price under the Cash-Based Restricted Stock Unit Plan (the “Stock Unit Plan”), and (ii) grants of cash-settled restricted surplus units tied to the performance of Farm Bureau Property & Casualty under the Cash-Based Restricted Surplus Unit Plan (the “Surplus Unit Plan”). In 2019, approximately 50% of our LTI awards to NEOs were made pursuant to the Stock Unit Plan and approximately 50% were made pursuant to the Surplus Unit Plan.
The Committee bases LTI awards on the position and salary of participants, so that the size of the award increases with the level of the position. For the NEOs in 2019, the LTI levels as a percentage of base salary were as follows: Mr. Brannen, 80%; Mr. Seibel, 65%; Mr. Happel, 65%; Mr. Pitcher, 65%; Mr. Wasilewski, 65%; and Mr. Stice, 65%.
Awards Under the Stock Unit Plan
Awards made under the Stock Unit Plan to our NEOs in 2019 consisted of grants of service-based cash-settled restricted stock units. The Committee believes that LTI grants tied to equity values are an effective and important tool in aligning the goals and interests of our NEOs with those of shareholders. Currently the Committee utilizes only cash-settled, rather than stock-settled, units to avoid shareholder dilution.
The restricted stock units awarded to NEOs in 2019 vest over five years, with 20% vesting on each anniversary of the grant, thus encouraging retention and a long-term focus. The payment amount equals the market value on the date of vesting of a corresponding number of shares of our Class A common stock, plus dividend equivalents accrued between the grant date and the vest date at the same rate as dividends on shares of our Class A common stock. Since the size of the award depends upon the market value of our common stock, the Committee believes participants will remain incentivized to take actions to improve the Company's stock price.
See the 2019 Grants of Plan-Based Awards table under the columns “Estimated Future Payouts Under Equity Incentive Plan Awards” and “Grant Date Fair Value of Stock and Option Awards” for the number of restricted stock units granted and date-of-grant value for each of our NEOs in 2019.
Awards Under the Surplus Unit Plan
Awards made under the Surplus Unit Plan to our NEOs in 2019 consisted of grants of service-based cash-settled restricted surplus units. The Committee believes that LTI grants tied to the results of Farm Bureau Property & Casualty are an effective and important tool in tying the goals and interests of our NEOs more closely to the goals and interests of our managed affiliates. This relationship is described in greater detail above, under “Overview - Reimbursement of Compensation Expenses by Managed Affiliates.”

Like the restricted stock units awarded under the Stock Unit Plan, the restricted surplus units granted to NEOs in 2019 are service-based, cash-settled, and vest over five years, with 20% vesting on each anniversary of the grant, thus encouraging retention and a long-term focus. Since the payment amount depends upon the results of Farm Bureau Property & Casualty, the Committee believes participants will remain incentivized to take actions in the best long-term interest of our managed affiliate. As administered in 2019, the notional value of each restricted surplus unit granted was $100, with the value increasing or decreasing based on the average annual percentage change in surplus of Farm Bureau Property & Casualty for the three calendar years preceding the first vesting date following the grant date. In August 2018, the Committee approved changing the surplus calculation applicable to restricted surplus units granted in 2018, 2019 and 2020 to exclude the impact of additional defined benefit plan contributions in 2017 and 2018 by Farm Bureau Property & Casualty in excess of planned contribution amounts. Making additional defined benefit plan contributions in 2017 and 2018 was expected to be beneficial to Farm Bureau Property & Casualty, but would have decreased its surplus and accordingly the valuation of the restricted surplus units based in part on 2017 or 2018 results. By excluding the impact of the additional defined benefit plan contribution amounts from the surplus calculation for 2017 and 2018, the goal of the Committee was to avoid penalizing management, including our NEOs, for taking actions beneficial to the Company’s managed affiliate.
See the 2019 Grants of Plan-Based Awards table under the columns for “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” for the number of restricted surplus units granted and the notional value of such units on the date of grant for each of our NEOs in 2019.
-    Benefits
FBL offers benefit plans such as retirement, 401(k), vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. Executive officers also participate in an executive disability policy with benefits up to 75% of salary.
We previously maintained an executive universal life insurance plan that was frozen because it was not common among our peers. Two of our NEOs, Mr. Brannen and Mr. Seibel, continue to receive benefits under this plan because they were executives at the time the plan was frozen. See the 2019 All Other Compensation table below for detail.
-    Perquisites
The Company provides executive officers with the use of company-leased vehicles. The Company also makes available to executive officers limited reimbursement for retirement planning services and tax return assistance, along with a program of annual executive physicals.
-    Retirement and Termination Benefits
Our defined retirement benefit plan was frozen to new entrants at the end of 2012 to reduce our risk in regard to substantial fluctuations in our liabilities and expense while still providing our executives and employees with competitive retirement opportunities. Employees who had not attained certain age and service requirements by that date no longer accrue additional years of service in the plan. An increased 401(k) benefit was provided to new employees and to those who did not meet the age and service requirements. See the further description of the Company’s retirement plans under “Pension Benefits” below.
In November 2019, the Company entered into a retirement and transition agreement with Mr. Brannen to provide for the orderly transition of his duties as Chief Executive Officer to Mr. Pitcher. Under the terms of the agreement, Mr. Brannen continued to serve as Chief Executive Officer and a Class A Director of the Company through December 31, 2019, at which time he resigned from those positions and thereafter served as CEO Emeritus, reporting to the Chief Executive Officer, from January 1, 2020 through February 28, 2020, his retirement date. For twelve months following his retirement date, Mr. Brannen has agreed to make himself reasonably available to the Company to periodically consult and advise the Company with respect to historical information and current management practices. The agreement provided for Mr. Brannen’s receipt of base salary at his 2019 rate through February 14, 2020 and base salary in the total amount of $2,500 thereafter through his retirement date, a transition bonus payment in the amount of $1,000,000 payable on February 28, 2020 and receipt of his company car and laptop computer as of his retirement date. The transition bonus payment was accrued in 2019 and is included in the Summary Compensation Table for 2019 in the All Other Compensation column. Any rights of Mr. Brannen under the retirement and transition agreement are in addition to rights he may otherwise have under the benefit plans, agreements or arrangements of the Company to which he is a party or in which he is a participant. The agreement also contains certain restrictive covenants applicable to Mr. Brannen. The PC Companies reimbursed the Company for its portion of the expense associated with the retirement and transition agreement, as described above under Overview, Reimbursement of Compensation Expenses by Managed Affiliates.

-    Change in Control and Severance Arrangements
Our NEOs and certain other officers are subject to a severance plan which will pay from six months to twelve months of base salary, based on years of service, to such officers upon a change of control where the executive is terminated involuntarily without cause.
In November 2019, the Company entered into a separation agreement with Mr. Stice in connection with his resignation as Chief Marketing Officer, providing for an employment separation date of December 1, 2019. The agreement provided for a separation payment of $305,000, receipt of his company car, base salary at his 2019 rate through his separation date, insurance benefits through December 31, 2019 and provision for a pro-rata STI payment based on his separation date. Mr. Stice waived receipt of any other additional compensation or benefits, including any severance plan offered by the Company. The PC Companies reimbursed the Company for its portion of the expense associated with the severance agreement, as described above under Overview, Reimbursement of Compensation Expenses by Managed Affiliates.
Additional Information Regarding Executive Compensation
Other policies and items important to a shareholder’s understanding of the Company’s overall executive compensation program include the following.
Timing of Grants of Incentive Awards
The Committee expects to pay the annual short-term cash incentive in February of each year and expects to make LTI grants of cash-settled restricted stock units and cash-settled restricted surplus units in February or March. The Company does not time its grants in coordination with the release of material non-public information.
Stock Ownership Guidelines
    The Committee believes that a fundamental goal of executive compensation is to tie the efforts of the executives to goals of increasing shareholder value. Accordingly, the Company makes annual LTI awards under the Stock Unit Plan as described in greater detail above pursuant to which the size of the award ultimately depends upon the market value of our common stock on each annual vesting date over the next five years following the award.
Additionally, the Chief Executive Officer is expected to establish an ownership position of significant value as a multiple of salary. The Committee has therefore established Stock Ownership Guidelines that require the Chief Executive Officer to own FBL common stock worth 1.5 times annual base salary within five years of his or her start or promotion date. Ownership for this purpose includes shares owned outright, in retirement and deferred compensation plans and outstanding grants of cash-settled restricted stock units. The Company’s retired former Chief Executive Officer met this ownership requirement during his tenure and his successor is on schedule to meet the ownership requirement on a timely basis. Other officers of the Company, including other executive officers, are encouraged to own FBL common stock during their tenure commensurate with their income and net worth.
Clawback Policy
To further align management's interests with those of shareholders and support good governance practices, the Committee has adopted a clawback policy applicable to STI and LTI awards to executive officers. In the event the Company or Farm Bureau Property & Casualty is required to prepare an accounting restatement due to errors, omissions or fraud, or any financial or operational metric of the Company or Farm Bureau Property & Casualty was calculated incorrectly (whether or not the Company or Farm Bureau Property & Casualty is required to restate their respective financial statements), the Committee may, in its sole discretion, direct the Company to recover from each of the executive officers the excess value received from any incentive award over the value actually earned based on the restated or corrected performance, regardless of the executive officer's lack of misconduct. The policy also allows the Company to seek to recoup benefits from any employee involved in the misconduct causing the restatement.
Anti-Hedging and Anti-Pledging Policy
Our policies do not permit our NEOs to “hedge” their ownership by (i) selling FBL securities short, (ii) trading puts, calls or other derivatives on FBL securities, (iii) holding FBL securities in a margin account or pledging such securities as collateral for a loan, or (iv) entering into hedging, monetization or similar arrangements with respect to FBL securities. See Corporate Governance, Hedging, above for further information.
Tax Matters
Section 162(m) of the Internal Revenue Code limits the deductibility by public companies of compensation paid to each covered executive officer to $1 million per taxable year. The Tax Cuts & Jobs Act of 2017 eliminated the exception for qualifying performance-based compensation from the deduction limitations of Section 162(m), effective for taxable years beginning after December 31, 2017, unless such performance-based compensation qualifies for transition relief that may be applicable to certain arrangements in place as of November 2, 2017. The Committee views the tax deductibility of executive compensation as one of many factors to consider in structuring the Company’s executive compensation program. The Committee may award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible for tax purposes.

COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of FBL Financial Group, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Roger K. Brooks, Chair
Richard W. Felts
Paul A. Juffer
Scott E. VanderWal

SUMMARY COMPENSATION TABLE
The following table provides information regarding the total compensation of each of the NEOs for the fiscal years ended December 31, 2019, 2018 and 2017.

Name & Position	Year	Salary ___($)___	Stock Awards(a) ___($)___	Non-Equity Incentive Plan Compensation(b) ____($)____	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(c) ____($)____	All Other Compensation (d) ___($)___	Total ___($)___
James P. Brannen	2019	816,000	326,402	840,888	488,849	1,066,026	3,538,165
Chief Executive Officer	2018	786,600	314,633	849,614	927,316	62,343	2,940,506
	2017	760,000	303,971	918,190	1,099,238	58,524	3,139,923

Donald J. Seibel	2019	416,923	135,523	357,928	195,995	75,770	1,182,139
Chief Financial Officer	2018	401,853	130,581	361,875	303,484	71,297	1,269,090
	2017	388,264	126,177	391,701	351,617	67,158	1,324,917

Charles T. Happel	2019	409,574	133,113	351,607	195,335	51,895	1,141,524
Chief Investment Officer	2018	393,821	128,018	354,652	432,196	51,147	1,359,834
	2017	380,503	123,689	383,894	502,222	49,290	1,439,598

Daniel D. Pitcher	2019	447,856	145,588	384,531	158,111	48,143	1,184,229
Chief Operating Officer - P/C	2018	431,668	140,264	388,734	347,564	51,920	1,360,150
	2017	417,071	135,574	420,699	361,488	51,278	1,386,110

Raymond W. Wasilewski	2019	387,854	126,025	333,020	109,054	50,558	1,006,511
Senior Vice President

D. Scott Stice	2019	392,398	139,137	348,444	—	495,444	1,375,423
Former Chief Marketing Officer	2018	413,595	134,426	372,432	—	110,536	1,030,989
	2017	399,609	129,839	403,158	—	120,738	1,053,344

(a)
The amounts in this column reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. The 2019 awards were in the form of service-based cash-settled restricted stock units which vest ratably over a five-year period. The value equals the date of grant market value of an equal number of common shares. When paid, the actual amount will depend upon the market value of the corresponding shares. The maximum 2019 award value as of the date of grant, if paid, would be the amount indicated. For assumptions used in determining values, see footnote 8 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2019. Also see “Compensation Discussion and Analysis - Long-Term Incentives - Awards Under the Stock Unit Plan” for further detail regarding the restricted stock units.

(b)
Consists of awards under the Management Performance Plan, which are paid between February 1 and March 15 of the year following performance, and awards of service-based cash-settled restricted surplus units which vest ratably over a five-year period. See “Compensation Discussion and Analysis - Annual Cash Incentives” and “Compensation Discussion and Analysis - Long-Term Incentives - Awards Under the Surplus Unit Plan,” respectively, for further detail. The value of the restricted surplus units equals the notional value on the date of grant. When paid, the actual amount will depend upon the results of Farm Bureau Property & Casualty.

(c)
Represents actuarial increases in the present value of the benefits to the NEOs under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested.

(d)	All other compensation for 2019 includes the following:

2019 ALL OTHER COMPENSATION
	Life Insurance Executive UL(a)	Life Insurance Term(a)	Registrant Contribution to Defined Contribution Plans	Perquisites and Other Personal Benefits(b)	Medical, Dental & LTD Insurance	Vacation Paid or Sold	Auto Allowance	Other(c)	Total
Name	___($)___	___($)___	____($)____	____($)___	___($)___	___($)___	___($)___	___($)___	___($)___
James P. Brannen	9,776	11,210	8,400	2,659	16,037	—	17,944	1,000,000	1,066,026
Donald J. Seibel	6,012	4,130	8,400	4,950	21,391	13,043	17,844	—	75,770
Charles T. Happel	—	3,837	8,400	5,408	18,808	—	15,442	—	51,895
Daniel D. Pitcher	—	8,409	8,400	—	12,663	2,490	16,181	—	48,143
Raymond W. Wasilewski	—	4,968	8,400	—	19,339	—	17,851	—	50,558
D. Scott Stice	—	3,802	86,457	3,132	22,431	7,202	19,345	353,075	495,444

(a)
NEOs received the costs of an executive life insurance program in two components. First is a universal life insurance policy, the value of which was frozen at year end 2006. The ongoing payments will make the policy at the 2006 value paid up at age 65. Second is the cost of term life insurance to bring the total insurance benefit to two times salary and annual cash incentive.

(b)	Perquisites and other personal benefits include retirement and tax planning, executive physicals, tickets and taxable personal and guest travel.

(c)
For Mr. Brannen, consists of a transition bonus payment accrued in 2019 and paid in February 2020 under his retirement and transition agreement with the Company. See Compensation Discussion and Analysis, Retirement and Termination Benefits. For Mr. Stice, consists of a separation payment in the amount of $305,000 and the value of the car transferred to Mr. Stice of $48,075 under his separation agreement with the Company. See Compensation Discussion and Analysis, Change in Control and Severance Arrangements.

2019 CEO Pay Ratio
As reflected in the Summary Compensation Table above, the total compensation of our Chief Executive Officer in 2019 was $3,538,165. We estimate the total compensation of our median employee, excluding the Chief Executive Officer, was $65,736 in 2019. As a result, the Chief Executive Officer’s annual total compensation was approximately 54 times that of the median employee. We selected October 2, 2019 as the date on which we identified our median employee and determined the median employee based on total cash compensation paid to employees from January 1, 2019 through October 2, 2019. Given the different methods that various public companies may use to estimate their CEO pay ratio, the estimated ratio set forth above should not be used as a basis for comparison between companies.

2019 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)(b)				Estimated Future Payouts Under Equity Incentive Plan Awards(c)			Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Date of Board Action	Units (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

James P. Brannen	N/A	N/A	—	265,200	530,400	795,600	—	—	—	—
	2/1/2019	11/14/2018	—	—	—	—	—	4,605	—	326,402
	2/1/2019	11/14/2018	3,264	—	326,400	—	—	—	—	—
Donald J. Seibel	N/A	N/A	—	114,654	229,308	343,961	—	—	—	—
	2/1/2019	11/14/2018	—	—	—	—	—	1,912	—	135,523
	2/1/2019	11/14/2018	1,355	—	135,500	—	—	—	—	—
Charles T. Happel	N/A	N/A	—	112,633	225,266	337,899	—	—	—	—
	2/1/2019	11/14/2018	—	—	—	—	—	1,878	—	133,113
	2/1/2019	11/14/2018	1,331	—	133,100	—	—	—	—	—
Daniel D. Pitcher	N/A	N/A	—	123,160	246,321	369,481	—	—	—	—
	2/1/2019	11/14/2018	—	—	—	—	—	2,054	—	145,588
	2/1/2019	11/14/2018	1,456	—	145,600	—	—	—	—	—
Raymond W. Wasilewski	N/A	N/A	—	106,660	213,320	319,980	—	—	—	—
	2/1/2019	11/14/2018	—	—	—	—	—	1,778	—	126,025
	2/1/2019	11/14/2018	1,261	—	126,100	—	—	—	—	—
D. Scott Stice	N/A	N/A	—	107,909	215,819	323,728	—	—	—	—
	2/1/2019	11/14/2018	—	—	—	—	—	1,963	—	139,137
	2/1/2019	11/14/2018	1,391	—	139,100	—	—	—	—	—

(a)
For each of our NEOs, the first row indicates awards under the Management Performance Plan. Threshold payments for this plan represent the total amount payable if each performance goal’s minimum requirements were met. Actual amounts payable for a goal would be zero if a threshold for a goal is not met. See “Compensation Discussion and Analysis - Annual Cash Incentives” for further detail.

(b)
For each of our NEOs, the third row indicates awards under the Cash-Based Restricted Surplus Unit Plan. The target amount represents the notional value of the restricted surplus units awarded. For information regarding service requirements applicable to these awards, see the discussion of our Long-Term Incentives in the Compensation Discussion and Analysis section.

(c)
For each of our NEOs, the second row indicates awards under the Cash-Based Restricted Stock Unit Plan. The value of the restricted stock units awarded under this plan are determined by reference to the market value of the same number of shares of our Class A common stock. For information regarding service requirements applicable to these awards, see the discussion of our Long-Term Incentives in the Compensation Discussion and Analysis section.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our Class A common stock that may be issued upon the exercise of options, warrants and rights, or granted as restricted stock, under our existing equity compensation plans, as of December 31, 2019. These plans include a stock compensation plan, a deferred compensation plan for executives and a deferred compensation plan for directors. Details regarding these plans can be found in Notes 1 and 8 to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))	(4) Total of Securities in Columns (1) and (3)

Equity compensation plans approved by shareholders:
Stock compensation plans (a)	6,696	$24.71	—	6,696
Director’s deferred compensation plan	47,092		103,003	150,095
Executive deferred compensation plan	48,740		92,641	141,381
Total	102,528		195,644	298,172
Equity compensation plans not approved by shareholders:
Employer match deferred compensation plan	3,514	$—	—	3,514

(a)	The Stock Compensation Plan also permits the grant of restricted stock and other forms of equity, without limiting the number of shares which may be subject to any one kind of grant.

OUTSTANDING EQUITY AWARDS AT YEAR END 2019

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (a) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (b) $
James P. Brannen	14,877	876,702
Donald J. Seibel	6,184	364,423
Charles T. Happel	6,064	357,352
Daniel D. Pitcher	6,632	390,824
Raymond W. Wasilewski	5,741	338,317
D. Scott Stice	—	—

(a)
These awards are cash-settled restricted stock units that vest and are paid ratably over five years of service. Assuming that each of the NEOs continues to be employed by the Company, restricted stock unit vesting dates are as follows:

	Date
Name	2/1/2020	2/1/2021	2/1/2022	2/1/2023	2/1/2024
James P. Brannen	5,806	3,660	2,685	1,805	921
Donald J. Seibel	2,417	1,519	1,115	750	383
Charles T. Happel	2,369	1,489	1,094	736	376
Daniel D. Pitcher	2,586	1,632	1,198	805	411
Raymond W. Wasilewski	2,243	1,409	1,036	697	356
Subsequent to February 1, 2020, Mr. Brannen and Mr. Wasilewski retired from their employment with the Company; their respective restricted stock units vesting after that date have therefore been forfeited.

(b)	Calculated based on the closing market price of the Company’s Class A common stock on December 31, 2019.

OPTION EXERCISES AND STOCK VESTED IN 2019

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(a)
Name	(#)	($)
James P. Brannen	7,472	617,732
Donald J. Seibel	3,213	266,015
Charles T. Happel	3,149	260,711
Daniel D. Pitcher	3,431	284,000
Raymond W. Wasilewski	2,899	239,733
D. Scott Stice	3,287	272,080

(a)
The dollar amounts shown are determined by multiplying the number of restricted stock units vested by the closing price of the Company’s Class A common stock on the vesting date and any dividend equivalents attributable to such restricted stock units. The restricted stock units are settled in cash.

PENSION BENEFITS

		Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Name	Plan Name
James P. Brannen	Qualified Retirement Plan	28	1,420,937
	Supplemental Retirement Plan	28	5,496,991
Donald J. Seibel	Qualified Retirement Plan	23	1,133,004
	Supplemental Retirement Plan	23	1,524,972
Charles T. Happel	Qualified Retirement Plan	33	1,831,320
	Supplemental Retirement Plan	33	2,303,413
Daniel D. Pitcher	Qualified Retirement Plan	21	1,054,261
	Supplemental Retirement Plan	21	1,663,495
Raymond W. Wasilewski	Qualified Retirement Plan	22	1,216,454
	Supplemental Retirement Plan	22	1,438,562
D. Scott Stice	N/A	—	—
The table above utilizes interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. For a description of valuation methods and material assumptions used in accounting for pension obligations, see note 8, Retirement and Compensation Plans, to the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2019.
Employees who had attained age 21, had one year of service and were employed prior to January 1, 2013 are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the “plan”). The two plans operate in tandem to provide benefits to participants. The FBL Financial Group Retirement Plan is a qualified plan under Section 401(a) of the Internal Revenue Code and the FBL Financial Group Supplemental Retirement Plan is a non-qualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding limits on compensation that can be taken into account under Section 401(a)(17) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The plan was frozen to new entrants at the end of 2012, and employees who had not attained 40 years of age and 10 years of service by that date no longer accrue additional years of service in the plan.
The plan is a defined benefit plan which provides benefits to retirees who have at least 10 years of service and have attained age 55, or have five years of service and have attained age 65. The amount provided is a percentage of the high 36 consecutive-month average salary and annual cash incentive calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2.5% for each year in excess of 10 years of service, up to 30 years of service; for service after 1997 and prior to 2008, 1.675% per year of service, plus 0.325% per year of service times the average salary and annual cash incentive less social security covered compensation; for service after 2007, 1.275% per year of service, plus 0.225% per year of service times the average salary and annual cash incentive less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits on the benefits earned prior to 2008 are generally provided with reductions of 3% per year before age 65. Reduced early retirement benefits on the benefits earned beginning in 2008 are generally provided with reductions of 6.67% per year for ages 60 to 64, and 3.33% per year for ages 55 to 59. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.
Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and annual cash incentives paid to the participant during the given year.
The qualified plan provides a monthly benefit for life with a guarantee of 120 monthly payments. Participants may instead elect to receive another form of monthly payment under the plan or a lump sum payment, or elect to receive a portion of the benefit monthly and the remaining portion in lump sum.
The non-qualified plan provides either a lump sum payment or substantially equal annual payments up to fifteen years. Members of the Company’s management team, including our NEOs, are not permitted to elect a lump sum payment with respect to the present value of the accrued benefit earned after the year in which they first became a member of the management team, or earned after 2007 for those participants who were members of the management team at that time. Instead, such payments are made in substantially equal annual amounts over an elective period of five to fifteen years. However, if the present value of any participant’s accrued benefit is less than $100,000, the payment is made in a lump sum, regardless of any contrary election and regardless of whether the participant is a member of the management team.

2019 NON-QUALIFIED DEFERRED COMPENSATION
The Company sponsors a Non-Qualified Excess 401(k) Plan (the “Excess Plan”), which replaced the Company’s Employer Match Deferred Compensation Plan (“MDCP”) and Executive Salary and Bonus Deferred Compensation Plan (“SBDCP”) effective January 1, 2014. The Excess Plan provides the opportunity to make deferrals of salary and the annual cash incentive. Those employees who continue to accrue years of service in the FBL Financial Group Retirement Plan, discussed above under “Pension Benefits,” are not eligible to receive company contributions to the Excess Plan. Employees not accruing service under the FBL Financial Group Retirement Plan receive matching contributions from the Company in an amount equal to 100% of the first 4% of compensation deferred, plus 50% of the next 2% of compensation deferred, after also taking into account deferrals and company matching contributions received in the 401(k) plan, and are also eligible for discretionary contributions from the Company based on age and years of service. Matching contributions vest immediately, while discretionary contributions vest after three years of service. Earnings are based on various investment funds available. Distributions may begin upon a separation from service, while still employed or upon a change in control. Participating employees may receive distributions in a lump sum or in up to 10 annual installments.
Contributions to the MDCP ceased as of December 31, 2013. All contributions to the MDCP were made by the Company; there were no employee contributions to the plan. MDCP earnings are based on a Farm Bureau Life fixed income annuity or on units representing the Company’s Class A common stock. Contributions of amounts based on the investment fund are distributed in cash. Contributions of amounts based on FBL stock are distributed in shares of common stock for contributions prior to 2012, and in cash for contributions thereafter. Distributions are made in lump sum within 90 days of employee termination or after six months if the individual is a specified employee under Internal Revenue Code Section 409A, or if approved, for an unforeseen financial hardship.
Contributions to the SBDCP also ceased as of December 31, 2013. The SBDCP consisted of the deferral of a portion of salary and annual cash incentive. Earnings are based on units representing the Company’s Class A common stock. Distributions are made in shares of common stock for deferrals prior to 2012, and in cash for deferrals thereafter. Participating employees could elect to receive distributions in a lump sum or in five or ten annual installments, and to choose to receive distributions upon termination or another specified future date.
The following table provides information regarding contributions and earnings under our non-qualified deferred compensations plans in 2019 for each NEO, as well as each NEO’s aggregate balance in such plans on December 31, 2019.

		Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE
Name	Plan	($)	($)	($)	($)
James P. Brannen	Employer Match Deferred Compensation Plan	—	—	(9,534)	174,260
	Executive Salary and Bonus Deferred Compensation Plan	—	—	(59,230)	1,082,633
	NQ Excess 401(k)	107,003	—	121,243	660,772
Donald J. Seibel	Employer Match Deferred Compensation Plan	—	—	174	5,975
	Executive Salary and Bonus Deferred Compensation Plan	—	—	(32,615)	596,144
	NQ Excess 401(k)	219,868	—	58,199	1,323,265
Charles T. Happel	NQ Excess 401(k)	—	—	6,668	355,705
Daniel D. Pitcher	N/A	—	—	—	—
Raymond W. Wasilewski	NQ Excess 401(k)	34,003	—	16,429	178,604
D. Scott Stice	NQ Excess 401(k)	158,256	58,707	97,726	1,134,450

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The text and table below reflect the amounts payable to each of the NEOs in the event of termination of employment at December 31, 2019 under various scenarios. The value of equity awards was calculated using the Company’s year-end closing stock price of its Class A common stock, $58.93 per share.
Regardless of the manner in which an NEO’s employment terminates, he or she is entitled to receive certain amounts earned during the term of employment. Such amounts would include: (i) base salary to the termination date, (ii) accrued and vested retirement plan amounts and (iii) vested amounts under the Company’s non-qualified deferred compensation plans, as discussed above under “2019 Non-Qualified Deferred Compensation.”
The Company’s revised severance plan for the NEOs and its separation agreement with Mr. Stice are discussed in the Compensation Discussion and Analysis section under “Change in Control and Severance Arrangements.” The following table indicates the amounts potentially payable to each of the NEOs at December 31, 2019 in the event of an involuntary termination not for cause, whether following a change in control or otherwise. Except as discussed above, no amounts are payable to the NEOs at December 31, 2019 in the event of a voluntary termination or a termination for cause.

Name	Termination Scenario	Severance ($)	Total ($)
James P. Brannen	Involuntary Termination Not for Cause	816,000	816,000
Donald J. Seibel	Involuntary Termination Not for Cause	416,923	416,923
Charles T. Happel	Involuntary Termination Not for Cause	409,574	409,574
Daniel D. Pitcher	Involuntary Termination Not for Cause	447,856	447,856
Ray W. Wasilewski	Involuntary Termination Not for Cause	387,854	387,854
Payments Upon Retirement
The Company’s retirement and transition agreement with Mr. Brannen is discussed in the Compensation Discussion and Analysis section under “Retirement and Termination Benefits.”
In the event of retirement, an NEO would be entitled to receive the amounts accrued and vested under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan, as discussed above under “Pension Benefits.” The NEO would also receive a prorated annual cash incentive based upon completed service. Since the plan year for the Company’s annual cash incentive ends on December 31, an NEO who retired on December 31, 2019 would have received the full amount reflected under the “Award Amount” column of the table titled “2019 Management Performance Plan Opportunities and Awards” in the Compensation Discussion and Analysis section. Unvested restricted stock units and unvested restricted surplus units are forfeited at retirement.
Retiring NEOs who still participate in our frozen executive universal life insurance plan, as discussed in the Compensation Discussion and Analysis section under “Benefits,” also receive a lump sum payment sufficient for the policy to be paid up at its December 31, 2006 value at age 65, to endow at age 95. For our NEOs who participate in the executive universal life insurance plan, this would have resulted in lump sum payments of $76,198 to Mr. Brannen and $57,530 to Mr. Seibel had they retired on December 31, 2019.

Payments Upon Death or Disability
In the event of an NEO’s death or disability, the NEO or his beneficiary would receive a prorated annual cash incentive based upon completed service as discussed above under “Payments Upon Retirement.” Additionally, unvested restricted stock units and unvested restricted surplus units are prorated based on the number of months from the grant date to termination by reason of death or disability as compared to the number of months from the grant date to the vesting date for each 20% portion of the restricted stock units and restricted surplus units. As of December 31, 2019, the amounts payable for unvested restricted stock units to each of the NEOs in the event of death or disability would have been as follows: Mr. Brannen, $313,625; Mr. Seibel, $130,530; Mr. Happel, $127,996; Mr. Pitcher, $139,664; and Mr. Wasilewski, $121,219. As of December 31, 2019, the amounts payable for unvested restricted surplus units to each of the NEOs in the event of death or disability would have been as follows: Mr. Brannen, $316,348; Mr. Seibel, $131,237; Mr. Happel, $128,674; Mr. Pitcher, $140,949; and Mr. Wasilewski, $121,857. The NEOs would also receive the amounts accrued and vested under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan in the event of death or disability, as discussed above under “Pension Benefits.”
Each of the NEOs is insured under the Company’s group term life insurance and Mr. Brannen and Mr. Seibel are insured under the frozen executive universal life insurance plan. In each case, the total life insurance benefit is two times salary and annual cash incentive. The NEOs also participate in an executive disability policy with benefits up to 75% of salary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
  Review, Approval or Ratification of Transactions with Related Parties
Pursuant to our Corporate Compliance Manual and our Code of Business Ethics and Conduct, all employees, including our NEOs, who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to, or is a customer of FBL Financial Group, are required to disclose such interest to us prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work place. As a result, approval of the transaction is denied if we believe that the employee's interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee's work. Our Corporate Compliance Committee and Corporate Compliance Officer implement our Code of Business Ethics and Conduct and related policies, and the Audit Committee is responsible for overseeing our ethics and compliance program. Our Board members are also subject to compliance with our Code of Business Ethics and Conduct. Our Code of Business Ethics and Conduct is in writing. To obtain a copy, please see the “Corporate Governance” section above in this proxy statement.
The charter of the Audit Committee requires that it review with the independent registered public accountants and management at each of its regular quarterly meetings any Company transactions involving more than $120,000 where a direct or indirect material interest in the transaction is held by any director, executive officer, nominee for director, 5% shareholder, immediate family member of such person or companies managed by the Company. The Audit Committee is directed to refer to the Board any transactions which it deems unfair to the Company. Additionally, the Company's practice is that if the Audit Committee or Board believes a transaction with Farm Bureau Property & Casualty or Western Ag is outside of our normal business practices, a committee consisting of two independent directors of the Company and two independent directors of Farm Bureau Property & Casualty or Western Ag, as applicable, will determine whether the transaction should be completed, and on what terms. The transactions listed below represent continuing relationships and contracts which have been reviewed by the Audit Committee in prior years.
Transactions with Iowa Farm Bureau Federation
As discussed elsewhere in this proxy statement, the Iowa Farm Bureau Federation is our majority shareholder. We are licensed by the Iowa Farm Bureau Federation to use the “Farm Bureau” and “FB” designations in Iowa, and pursuant thereto, incurred royalty expense of $584,000 for 2019. In addition, we lease our home office properties under a 10-year operating lease expiring December 31, 2021, with automatic five year renewals thereafter until a party provides notice of non-renewal, from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $4,647,000 for 2019.
We also provide certain services to, and receive certain services from, the Iowa Farm Bureau Federation and its wholly owned subsidiary, Farm Bureau Management Corporation. The entity providing such services is reimbursed based on an allocation of the cost of providing such services. The Iowa Farm Bureau Federation paid us approximately $317,000 for these services in 2019, and we paid the Iowa Farm Bureau Federation related expenses totaling approximately $1,753,000 during the same period.
Transactions with Farm Bureau Property & Casualty and Affiliates
As discussed elsewhere in this proxy statement, we manage all aspects of two Farm Bureau-affiliated property-casualty companies, Farm Bureau Property & Casualty and Western Ag. We have a management agreement with Farm Bureau

Property & Casualty under which we provide general business, administrative and management services. Fee income from Farm Bureau Property & Casualty and its affiliates for these services during 2019 totaled $2,000,000.
We also have agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Property & Casualty. Under the agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee. We paid $5,282,000 to Farm Bureau Property & Casualty under this arrangement during 2019.
        We provide certain other services to, and receive certain services from, Farm Bureau Property & Casualty and its affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services. Our subsidiaries Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2019, Farm Bureau Property & Casualty and its affiliates paid us approximately $569,000 for the use of such aircraft. Also, through our subsidiary, FBL Leasing Services, Inc., we leased computer equipment and furniture to Farm Bureau Property & Casualty and others. In 2019, Farm Bureau Property & Casualty paid us approximately $4,933,000 related to such leases. We also participate in an expense allocation agreement with Farm Bureau Property & Casualty for the use of property and equipment. We incurred lease expense relating to this agreement of approximately $349,000 in 2019. We provide investment advice and related services to Farm Bureau Property & Casualty through our subsidiary, FBL Financial Services, Inc. Farm Bureau Property & Casualty and its affiliates paid us approximately $2,924,000 for these services in 2019. Additionally, Farm Bureau Property & Casualty and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with FBL Assigned Benefit Company (“ABC”), one of our indirect wholly-owned subsidiaries. For a fee, ABC relieves Farm Bureau Property & Casualty of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2019 under this arrangement from Farm Bureau Property & Casualty and its affiliates totaled approximately $608,000.

PROPOSAL NUMBER TWO - ADVISORY VOTE ON
NAMED EXECUTIVE OFFICER COMPENSATION
In 2019, we received the affirmation of over 99% of shares voting, excluding abstentions and broker non-votes, in regard to a resolution approving our pay practices for executive compensation as discussed in “Executive Compensation - Compensation Discussion and Analysis.” Consistent with our practice of reviewing NEO compensation with our shareholders on an annual basis, we again seek a non-binding advisory vote from our shareholders to approve the compensation of our NEOs as described under “Executive Compensation - Compensation Discussion and Analysis” and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this proxy statement. Because your vote is advisory, it will not be binding upon the Board of Directors. The Management Development and Compensation Committee will consider the shareholder vote in deciding whether any changes to our NEO compensation practices or other actions are appropriate.
As we discuss in our Compensation Discussion and Analysis, our compensation program is designed to reward our NEOs when they deliver the performance that our shareholders seek. In 2019, the primary components of our NEO compensation program included: (i) base salary, (ii) an annual cash incentive based on the achievement of earnings, growth and efficiency goals, and (iii) long-term incentive compensation through cash-based restricted stock units and cash-based restricted surplus units. Please see the Compensation Discussion and Analysis section for additional details regarding the compensation of our NEOs.
This proposal gives you, as a shareholder, the opportunity to approve our NEO compensation as disclosed in this proxy statement by voting for or against the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the Company’s Proxy Statement for its 2020 Annual Meeting.
The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to approve this non-binding proposal. Also required for approval is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as “abstain” and broker non-votes shall be of no effect in causing the matter to be approved or not to be approved.
THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE
The purpose of the Audit Committee is to assist the Board in its general oversight of FBL's financial reporting, internal controls, compliance, risk analysis and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee. The Charter is available on the Company's website, www.fblfinancial.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the NYSE.
The Audit Committee is responsible for hiring the independent registered public accounting firm. Ernst & Young LLP has served as the Company’s auditor since 1993. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP.
Management is responsible for the preparation, presentation and integrity of FBL's financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.
Ernst & Young LLP is responsible for performing an independent audit of FBL’s consolidated financial statements and expressing an opinion on whether the consolidated financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for performing an independent audit of internal control over financial reporting and expressing an opinion on whether FBL maintained, in all material respects, effective internal control over financial reporting.
During the course of 2019, management continued its evaluation of FBL’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. The Audit Committee reviewed management’s report on the effectiveness of the Company’s internal control over financial reporting contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee continues to oversee FBL’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation of the effectiveness of internal control over financial reporting in fiscal year 2020.
The Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 containing Ernst & Young LLP’s opinion on internal control over financial reporting. The Audit Committee also reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 containing Ernst & Young LLP’s opinion on the consolidated financial statements.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301. In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding communications by Ernst & Young LLP with the Audit Committee concerning independence. The Audit Committee has also discussed with Ernst & Young LLP the firm’s independence.
Based on the Audit Committee's review of the audited consolidated financial statements and the discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that FBL's audited consolidated financial statements be included in FBL's Annual Report on Form 10-K for fiscal year 2019, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Paul E. Larson, Chair
Roger K. Brooks
Paul A. Juffer

PROPOSAL NUMBER THREE - RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed, and the Board has approved, Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2020. You are being asked to ratify this action of the Audit Committee. Should you not ratify the Audit Committee's action, it will review the matter, and may make such decision as it believes appropriate, consistent with its role as the sole body responsible for appointing the Independent Registered Public Accounting Firm. That decision may include retaining the Independent Registered Public Accounting Firm despite not receiving your ratification, or dismissing the firm at any time if conditions warrant.
Ernst & Young LLP provided audit and other services during 2019 and 2018 for fees totaling $2,086,765 and $1,875,501, respectively. This included the following fees:
Audit Fees: $1,779,930 and $1,729,330, respectively, for the annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s reports on Form 10-Q;
Audit-Related Fees: $106,470 and $95,530, respectively, primarily for employee benefit plan audits; and
Tax Fees: $200,365 and $50,641, respectively, for tax compliance, tax consulting and tax planning.
The Company's policy, as reflected in the Audit Committee Charter, is that all services provided by the Company's Independent Registered Public Accounting Firm, and fees for such services, must be approved by the Audit Committee. The Audit Committee has determined to grant general pre-approval authority to management of $25,000 per engagement for tax, audit and audit-related services, not to exceed $50,000 in total in any calendar quarter. In each case the services must not impair the independence of the Independent Registered Public Accounting Firm. These engagements are ratified by the Audit Committee on a quarterly basis. Engagements exceeding those limits require specific pre-approval by the Audit Committee. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining the firm's independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as audits of employee benefit plans.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.
The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to ratify the appointment of Ernst & Young LLP. Also required for ratification is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as “abstain” shall be of no effect in causing the matter to be approved or not to be approved.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 14, 2020.

FBL FINANCIAL GROUP, INC.

FBL Financial Group, Inc.

E96818-P34153

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 16, 2020
Date: May 14, 2020 **Time:** 8:00 A.M. CDT
Location: 5400 University Avenue
West Des Moines, Iowa 50266

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. NOTICE AND PROXY STATEMENT 2. FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow→ XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*. You can also view FBL's online annual report on the home page of its website *www.fblfinancial.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow→ XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 30, 2020 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: To vote in person, attend FBL's Annual Meeting of Shareholders on May 14, 2020 at 8:00 A.M. CDT. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow→ XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E96819-P34153

Voting Items

The Board of Directors recommends you vote FOR ALL of the following nominees:

1. Election of Directors

   Nominees:

   01) Roger K. Brooks
   02) Paul A. Juffer
   03) Paul E. Larson
   04) Daniel D. Pitcher

The Board of Directors recommends you vote FOR proposals 2 and 3:

2. Advisory vote to approve named executive officer compensation.

E96820-P34153

FBL Financial Group, Inc.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FBL Financial Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 14, 2020 (two days before for participants in the Farm Bureau 401(k) Plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E96812-P34153

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FBL FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR ALL of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Roger K. Brooks
02) Paul A. Juffer
03) Paul E. Larson
04) Daniel D. Pitcher

The Board of Directors recommends you vote FOR proposals 2 and 3:

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

FBL Financial Group, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
In addition, you can view FBL's online annual report on the home page of its website, www.fblfinancial.com.

E96813-P34153

FBL FINANCIAL GROUP, INC.
Annual Meeting May 14, 2020
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned Class A common shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Craig D. Hill and Daniel D. Pitcher, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 14, 2020, at 8:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse side.

THIS proxy will be voted "FOR ALL" nominees listed in Proposal 1; "FOR" Proposal 2; and "FOR" Proposal 3, if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management.

ATTENTION participants in 401(k) Plan: If shares of FBL Financial Group, Inc. Class A Common Stock are held through the Farm Bureau 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Central Daylight Time, on May 12, 2020 so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of FBL Financial Group, Inc. Class A Common Stock held in the Farm Bureau 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side